PROSPECTUS SUPPLEMENT (To Prospectus dated September 6, 2012)	Filed Pursuant to Rule 424(b)(5) Registration File No.: 333-183566

$5,000,000

RiT TECHNOLOGIES LTD.

Ordinary Shares

We have entered into an equity distribution agreement with the Maxim Group LLC, or Maxim Group, relating to our ordinary shares, par value NIS 0.8 per share, offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the equity distribution agreement, we may offer and sell up to an aggregate of $5 million of our ordinary shares from time to time through Maxim Group, acting as sole sales agent.

Our ordinary shares are traded on the NASDAQ Capital Market, or NASDAQ, under the symbol “RITT”. Sales of our ordinary shares under this prospectus supplement and the accompanying prospectus, if any, may be made by any method permitted by law deemed to be an “at-the-market” equity offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act, which includes, without limitation, sales made directly on the NASDAQ, on any other existing trading market for our ordinary shares, or sales made to or through a market maker other than on an exchange. With our express written consent, the sales agent may also sell our ordinary shares in privately negotiated transactions. The sales agent will make all sales on a best efforts basis using commercially reasonable efforts consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of the NASDAQ, on terms mutually agreed upon by the sales agent and us.

As of the date hereof, the aggregate market value of our outstanding ordinary shares held by non-affiliates is $4,702,788.42, based on 8,714,958 ordinary shares outstanding, of which 1,125,069 are held by non-affiliates, and a per share price of $4.18 based on the closing sale price of our ordinary shares on NASDAQ on May 20, 2013. Pursuant to General Instruction I.B.5 of Form F-3, in no event will we sell under this prospectus supplement ordinary shares or other securities with a value exceeding one-third of our public float in any 12-month period so long as the value of our public float remains below $75 million. As of the date hereof, we have not offered any securities pursuant to General Instruction I.B.5 of Form F-3 during the prior 12 calendar month period that ends on and includes the date hereof.

 You should read “Risk Factors” beginning on page S-10 of this prospectus supplement and the risk factors described in other documents incorporated by reference herein before buying our securities.

 Maxim Group will be entitled to compensation at a fixed commission rate of 3.5% of the gross sales price of ordinary shares sold pursuant to the equity distribution agreement. In connection with the sale of the ordinary shares on our behalf, Maxim Group may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of Maxim Group may be deemed to be underwriting commissions or discounts.

We have agreed to indemnify the sales agent and its controlling persons against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the sales agent and its controlling persons may be required to make in respect of those liabilities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense under the laws of the United States.

Maxim Group LLC

The date of this prospectus supplement is May 21, 2013.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

S - i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our ordinary shares and also adds to and updates information contained in or incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more information about us and the type of securities we may offer from time to time under our shelf registration statement, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. Certain documents listed below under “Incorporation of Certain Information by Reference”, are incorporated by reference into, and form part of, this prospectus.

To the extent there is a conflict between the information contained, or referred to, in this prospectus supplement, on the one hand, and the information contained, or referred to, in the accompanying prospectus or any document incorporated by reference herein or therein, on the other hand, the information in this prospectus supplement shall control.

We have not authorized any broker, dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus relating to this offering.

This prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering do not constitute an offer to sell or the solicitation of an offer to buy ordinary shares, nor do this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering constitute an offer to sell or the solicitation of an offer to buy ordinary shares in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement, any accompanying prospectus and any free writing prospectus relating to this offering is delivered or ordinary shares are sold on a later date.

If information in this prospectus supplement, or information incorporated by reference in this prospectus supplement and the accompanying prospectus that is of a more recent date than the accompanying prospectus, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement and the accompanying prospectus, will apply and will supersede that information included or incorporated by reference in the accompanying prospectus.

This document may include or incorporate by reference industry and market data and forecasts that we obtained from industry publications and surveys, reports of governmental agencies and internal company surveys. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of such information.  We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein.

Unless we have indicated otherwise or the context otherwise requires, references in this prospectus supplement or the accompanying prospectus to:

•	"we", "us", "our", "RiT", the "Registrant" or the "Company" are to RiT Technologies Ltd. and its wholly- owned subsidiaries;

•	"dollars" or "$" are to United States Dollars

•	“NIS” are to New Israeli Shekels, the currency of the State of Israel;

•	"Commission" is to the United States Securities and Exchange Commission;

•	"Companies Law" or the "Israeli Companies Law" are to the Israeli Companies Law, 5759-1999, as amended;

•	“STINS” or “STINS COMAN” are to STINS COMAN Incorporated, a Russian corporation headquartered in Moscow, Russia, and which is our largest shareholder;

•
"Invencom" are to Invencom Technologies Ltd. (formerly known as Quartz (Israel) Commerce & Investments Ltd.), an Israeli private company owned by the wife of Mr. Sergey Anisimov, Chairman of the Board of Directors of the Company and president of STINS COMAN;

•
"Convertible Loan Agreement" or "Convertible Loan" are to the Convertible Loan Agreement between RiT and STINS COMAN, dated June 11, 2009, as amended on June 17, 2009, February 17, 2010, April 14, 2011, December 8, 2011, April 17,2012, August 6, 2012 and October 23, 2012;

•	"IIM" are to Intelligent Infrastructure Management;

•	"Enterprise" and "carrier"" relate to the sectors we formerly identified as "datacom" and "telecom," respectively, with our enterprise solutions also referred to as our IIM solutions;

•	“APAC” means Asia Pacific;

•	"R&D" are to research and development; and

•	“NGN” means Next Generation Networks.

On August 24, 2009, we effected a one-for-eight reverse split of our ordinary shares, and accordingly the par value of our ordinary shares was changed to NIS 0.8 per share. Unless indicated otherwise by the context, all ordinary share, option and per share amounts in this prospectus have been adjusted to give retroactive effect to the stock split for all periods presented.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before investing in our ordinary shares. You should read this entire prospectus supplement and the accompanying prospectus carefully, including “Risk Factors” and the financial statements and other information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference herein and therein, before making an investment in our ordinary shares. This prospectus supplement may add to, update or change information in the accompanying prospectus and the documents incorporated by reference therein.

RiT Technologies Ltd.

Overview

We are a leading provider of IIM solutions and a developer of an innovative indoor optical wireless technology solution:

•
Our IIM products provide and enhance security and network utilization for data centers, communication rooms and work space environments. They help companies plan and provision, monitor and troubleshoot their communications networks, maximizing utilization, reliability and physical security of the network while minimizing unplanned downtime. Our IIM solutions are deployed around the world, in a broad range of organizations, including data centers in the private sector, government agencies, financial institutions, airport authorities, healthcare and education institutions.

•
Our Beamcaster™ product, which we plan to launch during the third quarter of 2013, is the first of our indoor optical wireless technology solutions. It is designed to help customers streamline deployment, reduce infrastructure design, installation and maintenance complexity and enhance security in a cost effective way.

Our Products

Enterprise Solutions.  More than a decade ago, we introduced IIM to the enterprise information technology (IT) world. The underlying premise of IIM was to bring intelligent “self-awareness” to the physical network infrastructure, thereby enabling it to be automatically mapped and monitored. Using accurate and comprehensive information about the presence and status of all network components, our IIM solutions are able to implement a broad range of applications, such as guided MACs (Moves Adds and Changes), automatic provisioning and troubleshooting, thereby affording comprehensive visibility and control into the layer network infrastructure. As such, our systems are designed to improve planning and deployment while optimizing daily operations, increasing the efficiency of the IT staff, enhancing network continuity, improving security and reducing overall network cost-of-ownership.

Our main IIM solution, known as PatchView™, includes our CenterMind™ data center infrastructure management software (previously known as PV4E) and a broad line of associated hardware products, which are used together to secure real time connectivity information with respect to the data network's connectivity infrastructure. Currently, PatchView™ hardware is offered in a traditional cross-connect topology, the PatchView Max. A new inter-connect hardware configuration, the PatchView Plus, or PV+, is expected to be offered during the second half of 2013.  The PV+ hardware product family will support both inter-connect and cross-connect network topologies reducing the amount of space required for inter-connect installations, the required bill of materials and increasing the efficiency, performance and security within the organization.

Commencing in early 2012, we also began to offer our CenterMind™ data center management software (previously known as PV4E) as a stand-alone solution for data centers. In addition, we expanded this stand-alone software to support comprehensive monitoring of power distribution units (PDUs), monitoring environmental parameters in data centers and to enable easy integration into the customer work flow, enhanced reporting and dashboard capabilities.

Integrating our IIM hardware solutions with the advanced functionality of CenterMind™ results in a system that is designed to provide superior space, connectivity and security management capabilities, enabling the system to deliver a new level of control for data center managers and achieve a previously unreachable level of performance optimization for data center operations.

In addition to our PatchView™ hardware and CenterMind™ software products, we also offer SMART Cabling System™, our end-to-end structured network infrastructure solution designed for both copper and fiber cabling environments.

Indoor Wireless Optical Solutions. Our Beamcaster™ product, which we plan to launch during the third quarter of 2013, is the first of our indoor wireless optical network products.  Beamcaster™ is a system comprised of symmetrical, bi-directional optical links that allow high-speed, high-bandwidth transmission through optical signals between the central station and the user station. A Beamcaster™ deployment will require a central station (CS), typically fitted to the ceiling, that can currently serve up to eight user stations via a line-of-sight optical connection, which is connected back to the corporate backbone local area network (LAN) via only one fiber optic or copper cable. The Beamcaster™ technology uses special collimated infra-red beam technology that increases its operational range while assuring maximum security over the link. An electro-optical feature will also enable alignment of the infra-red signal to compensate for narrow beam collimation issues.

We believe that the Beamcaster™ product will enable companies to achieve their high-speed, high-bandwidth network needs by reducing the need for today's cumbersome cabling networks and switching panels. We anticipate that the use of Beamcaster’s™ robust, cost effective and high-performance optical connections will also reduce the time and effort required to design and install traditional cable-based network infrastructure while significantly enhancing network performance, flexibility and security and allowing quick and easy deployment. It brings a unique approach to open-space networking that delivers the ultra-high bandwidth of structured cabling without the related infrastructure expenses, while significantly enhancing organizational security using symmetrical, bi-directional optical links, making it less susceptible to hacking than Wi-Fi networks. Nevertheless, the success of this new line of products will depend on market acceptance as well as other factors. We are currently finalizing the development of the initial products and we may encounter technical or other difficulties that could delay the introduction of this product.

The Market Opportunity and Our Solutions

Enterprise Data Centers. The targeted market for our IIM solutions is the enterprise data center market, which consolidates organizational IT assets. Enterprise data centers are “all-in-one” facilities that physically house and execute the full range of data management and communication services, including storage, management, process and exchange of digital data and information, while providing application services and management of various data processing such as intranet, telecommunications and information technology. The data center physically houses various equipment, such as multiple servers (web servers, application servers and database servers), data storage devices, computers, switches and routers, load balancers, wire cages or closets, vaults, racks and related equipment. We believe the key challenges that concern participants in this market include reliability (ideally zero or minimal downtime); power consumption; environmental controls; effective disaster recovery solutions; security (physical safety) protection against intruders damaging or stealing the data or equipment and general safety while operating  physical connections; full control capabilities for customers over network components; and flexibility and transparency in quantifying performance, billing architectures and efficiency.

We believe that our solutions respond to these challenges and market needs by offering a comprehensive solution for enterprise data centers (fully integrated from hardware components through management software and applications), an advantage that positions us to pursue a status as a full comprehensive solution provider. Our IIM solutions address data center concerns by improving planning and deployment while optimizing daily operations, increasing the efficiency of the IT staff, enhancing network continuity, improving security and reducing overall network cost-of-ownership. Our PV+ hardware products support both inter-connect and cross-connect network topologies, reducing the amount of space required for inter-connect installations, the required bill of materials and increasing the efficiency, performance and security within the organization. Our CenterMind™ product supports comprehensive monitoring of power distribution units (PDUs) and monitoring of environmental parameters in data centers, and enables easy integration into the customer work flow, enhanced reporting and increased dashboard capabilities.

In addition, we intend to leverage our vast experience and track record as a pioneer and leading provider of IIM systems, having developed expertise in the deployment of complex IIM systems with numerous clients throughout the world, to develop new alliances with leading global providers and increase sales.

Beamcaster™. The indoor network for commercial and residential office space is currently dominated by cabling infrastructure of copper or optical fibers, with the use of Wi-Fi routers in open spaces. According to a research report published by Infonetics Research on April 14, 2011, the high-speed network port market is expected to grow to $52 billion in 2015, whereas the total copper cable market is forecasted to grow from $4 billion in 2011 to more than $10 billion by 2016. According to the report, most of this growth is driven by upgrades of existing cable installations and the need for copper cable in new networking applications, such as VOIP and data centers. We estimate that the global market volume of structured cable systems is currently estimated at approximately $6 billion with an expected compounded annual growth rate (CAGR) of 10-15% during the coming three years. In addition, the current industry IT development trends are the increasing usage of 1 and 10 GBPS (gigabytes per second) bandwidth equipment, faster growth of emerging markets and the increase in fiber relative to copper. Based on industry estimates, the leading consumer segment in these trends are data centers with a usage market share of approximately 18%, followed by healthcare (11%) and government organizations (10%).

We believe the key challenges that concern participants in these markets include an overly complex design of network infrastructure, costly and timely installation, security and performance. Our Beamcaster™ solution is intended to address these challenges by reducing the need for both cabling and switches, while (1) significantly enhancing organizational security using symmetrical, bi-directional optical links (2) by reducing the need for cabling, and (3) initially offering  competitive bandwidth of 1 to 10 GBPS with potential future increased bandwidth (Wi-Fi maximum bandwidth is up to 1.0 GBPS). In essence, Beamcaster™ is almost as flexible as Wi-Fi with the performance and security of traditional cables.

We believe that our Beamcaster™ product is suited for multiple environments with our initial focus on open space indoor use, where easy deployment and the ability to have a direct sight line between the central station and the user station can be easily maintained. Beamcaster™ is also an ideal and cost-effective solution for customers looking to replace their old low-performance network cabling infrastructure. We believe that our Beamcaster™ solution will present an attractive offering for customers who want to deploy an ultra-high-speed network infrastructure in an expedited and cost-effective manner.

Our Strategy

Our objective is to utilize our new products-in-development, such as our Beamcaster™ and PatchView Plus, to penetrate new potential markets and leverage our innovative IIM technologies to lead the enterprise data center industry with optimized managed infrastructure.

Key elements of our strategy to achieve these objectives include:

•
Strategically Expand Our Product Lines. Our close relationships with our customers provide us with valuable insights into the enterprise data center market needs and trends. In addition, our system-level expertise, engineering talent and broad technology portfolio provide us with a strong foundation for delivering new products and solutions. We plan to continue to leverage these benefits to develop and enhance our product offerings. In particular, we expect to expand into adjacent markets through organic development and strategic partnerships.

•
Extend Our Technology Positioning. We intend to leverage our positioning as a full solution provider in highly usable, flexible, fast-return on investment enterprise data center infrastructure management solutions.

•	Realign our Selling and Marketing Capabilities. We plan to strengthen our competitive positioning through realignment of sales personnel and marketing activities.

•
Expand and Leverage our Strategic Relationships. We believe that a significant market opportunity exists to sell our solutions with the complementary products and services provided by other organizations, especially leading global providers in our markets. We plan to extend our existing strategic relationships and develop new alliances with leading global providers in order to extend the functionality of our solutions and increase sales.

•
Increase Operational Efficiency and Flexibility. We will also continue to focus on improving the operational efficiency and professional management of all of our operations, while achieving greater capacity utilization and flexibility and continuing to optimize our supply chain.

Recent Developments

On May 17, 2013, we announced our unaudited financial results for the first quarter of 2013.

On May 9, 2013, we announced that the 2013 annual meeting of our shareholders will be held on June 17, 2013. The agenda of the annual meeting includes, among others, approvals of (1) an increase of the number of our authorized ordinary shares from 10 million to 50 million, to which we sometime refer in this prospectus supplement as the Increase of Authorized Shares, (2) a representative agreement with a company affiliated with STINS COMAN, (3) terms and framework of compensation to an employee who is related to our controlling shareholder, and (4) a compensation policy for our directors and officers, in accordance with the requirements of the Israeli Companies Law.

On April 30, 2013, we announced that we will unveil Beamcaster at INTEROP Las Vegas 2013. The introduction of Beamcaster at that convention, marks the launch of our marketing activities of this new product line.

On April 25, 2013, we announced the formation of our Wireless Division, which will focus on the marketing, sales and further development of our Beamcaster products.

On April 5, 2013, we announced that we received a letter from Nasdaq acknowledging that, based on our Form 6-K filed with the Commission on April 2, 2013, Nasdaq determined that we have regained compliance with its minimum $2.5 million stockholders' equity requirement for continued listing of our shares on the NASDAQ Capital Market. This determination was made subsequent to the Nasdaq's staff deficiency letter we received in mid-March 2013, indicating that we failed to comply with the such requirement.

On March 14, 2013, we announced that we signed a Share Purchase Agreement with STINS COMAN, under which STINS COMAN converted, on March 29, 2013, an outstanding loan under the Convertible Loan in the amount of approximately $4.5 million into 1,021,166 of our ordinary shares at an average price of $4.44 per share. As of May 20, 2013, the principal amount outstanding under the Convertible Loan is approximately $0.8 million.

On December 13, 2012, we issued an "end of-life" notice regarding our Carrier products. During the past several years, sales of Carrier product line decreased and represented an insignificant portion of our total sales (from 16% in 2008 to less than 1% in 2012). With the goal of focusing our resources fully on the development, sales and marketing of our IIM and IWON product lines, we have discontinued the Carrier product line. As a result, we recorded an inventory write-off totaling approximately $0.7 million in the fiscal 2012 fourth quarter financial results.

On December 13, 2012, we announced that we have appointed Mr. Elan Yaish as our new Chief Financial Officer.

Corporate Information

RiT Technologies Ltd. was incorporated under the laws of the State of Israel in 1989 as a company limited by shares. Our main offices are located at 24 Raoul Wallenberg Street, Tel Aviv 69719, Israel, telephone number +972-77-270-7210. Our agent in the United States is RiT Technologies, Inc., which was incorporated in 1993 under the laws of the State of New Jersey and is located at 900 Corporate Drive, Mahwah, New Jersey 07430, telephone number (201) 512-1970. Our U.S. subsidiary is primarily engaged in the selling and marketing of our products in the United States.

Our address on the Internet is http://www.rittech.com. The information on our website is not incorporated by reference into this prospectus or the accompanying prospectus.

THE OFFERING

Offering price, shares, and proceeds:	Variable at-the-market pricing, with aggregate gross proceeds of up to $5.0 million. Up to 1.0 million ordinary shares have been approved and allocated to the offering. (1)

Manner of offering:	“At-the-market” offering that may be made from time to time through our sales agent, Maxim Group. See “Plan of Distribution” on page S-25.

Ordinary shares to be outstanding after this offering (1) (2)	9,714,958 ordinary shares

Use of proceeds
We plan to use the net proceeds from the sale of the our ordinary shares in this offering for general corporate purposes, which may include working capital, research and development expenses, further development and commercialization of our indoor optical wireless technology, strategic acquisitions and investments and general and administrative expenses. Notwithstanding the foregoing, we will not use the net proceeds from the sale of our ordinary shares in this offering for any payment, whether of principal, interest, fees or otherwise, on the Convertible Loan. See “Use of Proceeds."

Risk factors
Investing in our ordinary shares involves a high degree of risk. See “Risk Factors” beginning on page S-10 of this prospectus supplement, the section entitled "Risk Factors" in our most recent Annual Report on Form 20-F as well as the other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of risk factors you should carefully consider before deciding to invest in our securities.

NASDAQ Symbol	RITT

(1)	Assumes that the Increase of Authorized Shares will be approved by shareholders. Until such approval is obtained, this offering will be limited to 325,000 ordinary shares.
(2)
The number of ordinary shares to be outstanding after this offering is based on the number of ordinary shares outstanding as of May 20, 2013 plus 1,000,000 ordinary shares, the maximum amount of ordinary shares to be sold in this offering. This number does not include 2,125 ordinary shares held as treasury shares and 919,994 shares to be issued upon exercise of outstanding options under our equity compensation plans and the potential conversion of approximately $0.8 million of outstanding principal amount under the Convertible Loan into our ordinary shares (subject to restrictions under Israeli law and limitations of our authorized share capital discussed elsewhere in this prospectus).

SUMMARY CONSOLIDATED FINANCIAL DATA

We have derived the summary consolidated statement of operations and balance sheet data as of and for the years ended December 31, 2010, December 31, 2011 and December 31, 2012 from our audited consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. We have derived the summary consolidated statement of operations and balance sheet data as of and for the three months ended March 31, 2012 and 2013 from our unaudited condensed consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” found in our annual report on Form 20-F for the year ended December 31, 2012 and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Year Ended December 31,			Three Months Ended March 31,
OPERATING DATA	2012	2011	2010	2013	2012
(In thousands of U.S. dollars,	(Audited)			(Unaudited)
except share and per share data)

Sales	8,436	13,720	11,400	1,771	1,362
Cost of sales	7,065	7,489	6,319	1,137	1,145
Gross profit	1,371	6,231	5,081	634	217

Operating expenses:
Research and development, gross	3,922	1,871	1,976	1,548	695
Less - Royalty bearing participation	-	-	(73)	-	-
Research and development, net	3,922	1,871	1,903	1,548	695
Sales and marketing, net	5,465	5,684	4,581	1,218	1,519
General and administrative	3,043	2,463	2,012	712	772
Total operating expenses	12,430	10,018	8,496	3,478	2,986

Operating loss	(11,059)	(3,787)	(3,415)	(2,844)	(2,769)

Financing loss, net	(48)	(102)	(71)	(37)	(52)
Other income (expenses), net	-	32	-	-	-
Loss before income tax expense	(11,107)	(3,857)	(3,486)	(2,881)	(2,821)
Taxes on income	-	-	-	-	-
Net Loss	(11,107)	(3,857)	(3,486)	(2,881)	(2,821)

Net Loss Per Share - Basic and Diluted	(1.91)	(0.88)	(1.10)	(0.37)	(0.54)

Weighted Average Number of Ordinary
Shares Outstanding - Basic and Diluted	5,802,803	4,378,942	3,171,124	7,727,831	5,209,122

	As of December 31,			As of March 31,
BALANCE SHEET DATA	2012	2011	2010	2013	2012
(In thousands of U.S. dollars,	(Audited)			(Unaudited)
except per share data)

Working capital*	4,965	5,375	4,361	4,180	3,292

Total assets	9,672	10,501	9,683	8,705	8,992

Share capital and additional paid-in capital	55,030	46,668	40,707	60,107	46,668

Shareholders' equity	2,290	5,035	2,931	4,486	2,214

* Working capital means total current assets minus total current liabilities.

RISK FACTORS

Investment in our ordinary shares involves a high degree of risk and uncertainty. In addition to the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, you should carefully consider the risks described below and in the section entitled “Risk Factors” in our Annual Report on Form 20-F for our most recent fiscal year filed with the Commission before making an investment decision. The following risks are presented as of the date of this prospectus supplement and we expect that these will be updated from time to time in subsequent reports filed with the Commission, which will be incorporated herein by reference. Please refer to these subsequent reports for additional information relating to the risks associated with investing in our ordinary shares.  The risks and uncertainties described therein and below could materially adversely affect our business, operating results and financial condition, as well as cause the value of our ordinary shares to decline.

You may lose all or part of your investment as a result. You should also refer to the other information contained in this prospectus supplement and the accompanying prospectus, or incorporated by reference, including our financial statements and the notes to those statements, and the information set forth under the caption “Special Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned below. Forward-looking statements included in this prospectus supplement and the accompanying prospectus are based on information available to us on the date hereof, and all forward-looking statements in documents incorporated by reference are based on information available to us as of the date of such documents. We disclaim any intent to update any forward-looking statements. The risks described below and contained in our Annual Report on Form 20-F and in our other reports are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business operations.

Risks Related to Our Business

We have a history of operating and net losses and we expect to incur additional losses in 2013.

We incurred operating and net losses in each fiscal year since 2007 and there can be no assurance that we will be able to achieve or sustain profitable operations in the future. We expect that the increased expenses associated with implementing our strategic plans will result in operating and net losses in 2013, even if our revenues increase as planned. Even if we do achieve profitability in the future, we may not succeed in sustaining or increasing it on a quarterly or annual basis and we cannot assure that future net income will offset our cumulative losses, which, as of December 31, 2012, were $52.7 million.

We intend to invest significant resources in an unproven technology with which we have no meaningful previous experience.

We intend to introduce Beamcaster™, the first product in our indoor wireless optical network product family, during the third quarter of 2013 and, in order to do so, we intend to continue to invest considerable resources in developing and commercializing such product family. While we believe that our experience in developing IIM solutions that optimize cable infrastructure is associated with the targeted markets of Beamcaster™, we do not have any meaningful previous experience in developing, marketing or distributing this type of product.  The success of this new line of products will depend, among others, on market acceptance of the benefits anticipated from Beamcaster™. In addition, as we are currently at the development stage we may encounter technical or other difficulties that could delay the introduction of this product in a timely manner. Even if we are able to timely complete the development, we expect it will take at least a year before the development and manufacturing costs of the Beamcaster™ stabilize, which is expected to adversely affect operating results during such period. Marketing, sales and customer support of such product, especially if Beamcaster™ systems will be mass produced, will likely require investment in additional resources or remodeling of our sales strategy. There is no assurance that our new product line will be successful or that we will be able to recover the costs incurred in developing and marketing this product line. If we are unable to introduce the Beamcaster™ product on a timely and cost-effective basis and to gain market acceptance for such product, our business, financial condition and results of operations may be materially adversely affected.

Global economic conditions may materially adversely affect our business.

Our business and financial condition is affected by global economic conditions. For example, starting in late 2008 and lasting through much of 2009, a steep downturn in the global economy sparked by uncertainty in credit markets and deteriorating consumer confidence, reduced technology spending by many organizations. More recently, credit and sovereign debt issues have destabilized certain European economies as well and thereby increased global macroeconomic uncertainties. Uncertainty about current global economic conditions continues to pose a risk as customers may postpone or reduce spending in response to restraints on credit. Should the economic slowdown increase and/or companies in our target markets reduce capital expenditures, it may cause our customers to reduce or postpone their technology spending significantly, potentially resulting in reductions in sales of our products, longer sales cycles, collectability delays, non-payment for product, slower adoption of new technologies and increased price competition, each of which could have a material adverse effect on our business, operating results and financial condition.

To support our long-term growth strategy, we may need to raise additional financing in 2013. If we are unsuccessful, we may not be able to carry out our long-term strategy as planned.

Although we anticipate that our existing capital resources, including availability under the Convertible Loan, as described elsewhere in this document, will be adequate to satisfy our working capital and capital expenditure requirements for the next twelve months we may need to raise funds during 2013 to support the execution of our long-term growth strategy described herein. If we are unsuccessful in raising such financing on acceptable terms, we will not be able to carry out our plan and our operations and growth strategy would be materially adversely affected. In addition, if these funds are raised through the issuance of equity securities or conversion of loans into equity, the percentage ownership of existing shareholders could be significantly diluted.

Our internal control over financial reporting was not effective as of December 31, 2012 and  although we have implemented remedial measures there is no assurance that our internal control over financial reporting will become effective in the future, which may result in our financial statements being unreliable, a government investigation or the loss of investor confidence in our financial reports.

The Sarbanes-Oxley Act of 2002, or SOX, imposes certain duties and requirements on us. Our efforts to comply with the management assessment requirements of Section 404 of SOX have resulted in increased general and administrative expenses and a devotion of management time and attention to compliance activities, and we expect these efforts to require the continued commitment of significant resources. For example, we identified a material weakness in our internal control over financial reporting related to our revenue recognition process for the year ended December 31, 2011. As a result, we concluded that our internal control over financial reporting was not effective for that fiscal year. During 2012, we implemented a remediation plan designed to address this specific material weakness as well as other SOX requirements. As of December 31, 2012 we corrected the material weakness related to our revenue recognition process and we are in the process of implementing SOX requirements. However, as of December 31, 2012, we did not complete the entire process and therefore our internal controls over financial reporting were still deemed to be ineffective as of December 31, 2012.  We have continued the SOX process in 2013 and will be implementing the remaining open items under the remediation plan and expect that we will be compliant with all SOX requirements by the end of fiscal 2013.

We will continue to devote management time and attention to further improve our internal controls over financial reporting. However, if additional material weaknesses or significant deficiencies in our internal control are discovered or occur in the future, our consolidated financial statements may contain material misstatements and we could be required to restate our financial results.  In addition, our internal control over financial reporting has not been and is not required to be audited by our independent registered public accounting firm. Our inability to assert that our internal controls are effective could cause our investors to lose confidence in the accuracy and completeness of our financial reports, which in turn could cause our stock price to decline. Failure to maintain effective internal control over financial reporting could also result in investigation and/or sanctions by regulatory authorities and could have a material adverse effect on our business and operating results, investor confidence in our reported financial information, and the market price of our ordinary shares.

We may experience significant fluctuations in our quarterly financial performance.

Our quarterly operating results may fluctuate significantly due to a number of factors, including the size, timing and shipment of orders; customer budget cycles and budgetary freezes; the timing of introductions of new products or product upgrades (both ours and those of our competitors); customer order deferrals in anticipation of new products or product upgrades; the mix of product sales; software and hardware development problems; product quality problems; product pricing; our effective provision of customer support; and the relatively low level of general business activity during the summer months in the European market. In addition, because our customers typically request delivery within two to four weeks of order placement (which generally follows extensive sales efforts that take place over an extended period of time), a majority of our quarterly sales derive from orders placed in that quarter and, consequently, changes in the timing of expected large orders can significantly impact our operating results for that quarter.

For the foregoing reasons, we believe that quarter-to-quarter comparisons of our results of operations are not necessarily meaningful and that our operating results for any particular quarter should not be relied upon as an indication of future performance. Also, our quarterly operating results for future periods may be below the expectations of public market analysts and investors.  In such event, it is likely that the price of our ordinary shares would be materially adversely affected.

Since our order backlog is limited, we have a limited ability to project our future sales.

Since we have a limited order backlog, our revenues for any specific quarter are dependent primarily on orders received and delivered during that same quarter. A delay in the recognition of revenue, even from one customer, may have a significant negative impact on our results of operations for a given period. We base our decisions regarding our operating expenses on anticipated revenue trends, and our expense levels are relatively fixed, or require some time for adjustment. Because only a small portion of our expenses varies with our revenues, if revenue levels fall below our expectations, our earnings will decrease.

We depend upon independent distributors, representatives and strategic alliance partners for a significant portion of our sales.

Our sales strategy relies primarily upon sales through independent distributors, resellers/integrators, original equipment manufacturers, or OEMs, and other strategic alliance partners with major cabling companies. While we are highly dependent upon acceptance of our products and solutions by such third parties and their active marketing and sales efforts relating to our products and solutions, most of our OEMs and distributors are not obligated to deal with us exclusively, and are not contractually subject to minimum purchase requirements.  In addition, some of our distributors may sell competing products or solutions. As a result, our distributors may give higher priority to products or services of our competitors or their own products and solutions, thereby reducing their efforts to sell our products and services.

There can be no assurance that such distributors, representatives or strategic alliance partners will act as effective sales agents for us, that they will remain our partners, or that, if we terminate or lose any of them, we will be successful in replacing them. Any such disruption in our distribution channels could adversely affect our business, financial condition and operating results.

We have discontinued our Carrier product line and are still subject to warranty obligations and possible technical and logistic support to our Carrier customers.

In December 2012 we declared the end-of-life of our Carrier products and as a result we recorded an inventory write-off totaling approximately $0.7 million in our fourth quarter 2012 financial results. If an opportunity arises, we may still sell Carrier products already existing in our written- off inventories but we do not expect any meaningful sales. In addition, despite the discontinuance, we may still be subject to warranty obligations and possible technical and logistic support for Carrier transactions carried out in the past and/or in the future as aforesaid.

To remain competitive, we must develop new products and enhancements to existing products on a timely and cost-effective basis.

Our target markets are characterized by rapidly changing technology, changing customer requirements, relatively short product lifecycles, evolving industry standards and frequent new product introductions. The dynamism that characterizes our target markets is both an opportunity and a challenge for RiT. However, changes in technologies, customer requirements and industry standards and new product introductions by our existing competitors or by new market entrants could reduce the markets for our products or require us to develop new products and we cannot guarantee that we will emerge as the market leaders. Therefore, our ability to correctly anticipate changes in technology and customer requirements and to secure timely access to information concerning the emergence of new industry standards, as well as our ability to develop, manufacture and market new and enhanced products successfully and on a timely basis, are significant factors in our ability to remain competitive.

We are currently developing a number of new products and technologies. For example, during 2012 we acquired the technology underlying Beamcaster™ and we intend to invest considerable resources in developing such product. However, there can be no assurance that Beamcaster™ or our other products will be successful or profitable, or that we will not encounter technical or other difficulties that could delay the introduction of these or other new or enhanced products in the future. In addition, it often takes several months before the development and manufacturing costs of new products stabilize, which may adversely affect operating results during such period. If we are unable to introduce new or enhanced products on a timely and cost-effective basis and to gain market acceptance for such products, our business, financial condition and results of operations may be materially adversely affected.

We operate in exceedingly competitive markets.

The markets for our products and solutions are very competitive, and we expect that they will become more competitive in the future. Increased direct and indirect competition could adversely affect our revenues and profitability, whether through pricing pressure, loss of market share and/or other factors. Many of our competitors are far larger, have substantially greater resources (including financial, technological, manufacturing and marketing and distribution capabilities) and are much more widely recognized than we are. There can be no assurance that we will be able to compete successfully against existing or new competitors as the market for our products and solutions evolves and the level of competition increases. Moreover, there can be no assurance that we will be able to differentiate our products and solutions from the products and solutions of our competitors or to develop or introduce successfully new products and solutions that are less costly or offer better performance than those of our competitors or that competition will not have a material adverse effect on our future revenues and, consequently, on our business, operating results and financial condition.

We plan to grow rapidly during the next several years, and the growth process will include many challenges that must be managed correctly.

Our plans call for significant growth and the rearrangement of our organization in the areas of sales, marketing, product development and logistics. All or a portion of the expenses associated with such expansion will be incurred prior to the generation of any associated revenues. Consequently, if we are unable to efficiently manage this expansion, or if we do not succeed in achieving the expected increase in our sales, then the higher expenses associated with such expansion could have a material adverse effect on our business, operating results and financial condition.

We are dependent, to some extent, on third-party assembly and manufacturing vendors to provide our finished products as well as other suppliers.

Our manufacturing process requires unique production and testing equipment that was designed and produced especially for our products. Since we outsource our manufacturing process to third-party assembly and manufacturing vendors, these vendors have the required know-how, certifications and special tooling needed for production of our products. If we are unable to continue to acquire products from these vendors on acceptable terms, or should any of them cease to supply us with such products for any reason, we may not be able to identify and integrate an alternative source of supply in a timely fashion or at the same costs. Any transition to one or more alternate manufacturers would likely result in delays, operational problems and increased costs, and may limit our ability to deliver our products to our customers on time for such transition period, any of which could result in a material adverse effect on our business, financial condition and results of operations.

In addition, certain components used in our products and solutions are presently available from, or supplied by, only one source, and certain other components are available only from limited sources. Although we do not have long-term supply contracts with some of our existing suppliers, we have generally been able to obtain supplies of components in a timely manner under acceptable terms, while working to establish alternative suppliers for all products. However, there can be no assurance that delays in key component or product deliveries will not occur in the future due to shortages resulting from the limited number of suppliers, the financial condition or other difficulties of such suppliers. Any inability to obtain sufficient key components or to develop alternative sources for such components, if and as required in the future, could result in delays, interruptions or reductions in product shipments, which could have a material adverse effect on our customer relationships and, in turn, on our business and results of operations. In addition, the components used in our products may be subject to significant volatility in prices for raw materials and components. Significant volatility in prices for raw material and components may result in a required increase in prices that, if we are unable or fail to apply, may adversely affect the results of our operations.

Our success depends on our ability to attract, train and retain highly qualified R&D, technical, sales and management personnel.

Our future performance depends in large part on the continued service of our key R&D, technical, sales and management personnel and our ability to attract skilled personnel in the future. There can be no assurance that we will be successful in attracting, training, assimilating or retaining, on a timely basis and at a reasonable cost, all the personnel that we may require, or that we will not encounter difficulties as we integrate new personnel into our operations. Our inability to attract, train and integrate such personnel into our operations or to manage our growth effectively could have a material adverse effect on our business, financial condition and results of operations.

We are subject to risks relating to proprietary rights and risks of infringement.

We are dependent upon our proprietary technology and we rely upon a combination of patents, patent applications, contractual rights, trade secrets, copyrights, non-disclosure agreements and technical measures to establish and protect our proprietary rights in our products, systems and technologies. In addition, we enter into nondisclosure and confidentiality agreements with our employees and with certain suppliers and customers with access to sensitive information. There can be no assurance that the steps we have taken to protect our proprietary rights will be adequate to prevent misappropriation of our technology or independent development or sale by others of our technology or of products or solutions with features based upon, or otherwise similar to, our own. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States.  We cannot be certain that our means of protecting our proprietary rights in the United States or abroad will be adequate or that our competition will not independently develop similar technology.

In addition, although we believe that our technology has been independently developed and that none of our technology or intellectual property infringes on the rights of others, there can be no assurance that we do not and will not so infringe or that third parties will not assert infringement claims against us in the future, resulting in a material adverse impact on our business. In the case of infringement, we would, under certain circumstances, be required to modify our products or intellectual property or obtain a license to permit their continued use. There can be no assurance that we would be able to do either in a timely manner or upon acceptable terms and conditions, and any failure to do so could have a material adverse effect on our business, financial condition, and results of operations.

If future litigation were to become necessary to protect trade secrets, know-how or other proprietary rights owned by us, to defend ourselves against claimed infringement of the rights of others, or to determine the scope and validity of our proprietary rights or those of others, such litigation could result in substantial cost to us and diversion of our management's attention. Adverse determinations in any such litigation or proceeding also could subject us to significant liabilities to third parties and could prevent us from manufacturing, selling or using certain of our products, any of which could have a material adverse effect on us. There can be no assurance that we will have the resources to defend or prosecute a proprietary rights infringement action.

Our international sales may expose us to additional risks.

We currently market our products and solutions in numerous countries and are subject to many risks associated with international sales, including limitations and disruptions resulting from the imposition of government controls, local taxes, national standardization and certification requirements, export license requirements, economic or political instability, trade restrictions, changes in tariffs, currency fluctuations and difficulties in managing international operations. Any of these risks could have a material adverse effect on our ability to deliver our products, solutions and services on a competitive and timely basis, or to collect payments from customers in these countries and on our results of operations. For example, we are required to comply with European Union Directives with respect to environmental standards. There is no assurance that we will not encounter difficulties in connection with the sale of our products and solutions in the future or that one or more of these factors will not have a material adverse effect on our business, financial condition or results of operations.

We may be subject to warranty and product liability claims.

Our product warranties permit customers to return any products deemed to be defective for repair or replacement. In general, it is our policy to grant a warranty for the hardware components of our products for periods ranging from 12 to 24 months. This policy does not apply to our cabling systems solutions, for which, when installed by a certified cabling installer, we provide a warranty ranging from 20-years to 25 years, depending on the relevant warranty. These warranty periods are customary in the structured cabling industry, but significantly longer than product warranties generally offered in other industries. We may also be subject to other direct and indirect product liability claims, and our reputation may suffer in the event of any warranty claims or product failures. Although we have obtained insurance coverage to help limit our exposure to potential material warranty claims, we cannot assure that such claims would not exceed the available insurance coverage or would not otherwise have a material adverse effect on our business, financial condition or results of operation.

Changes in exchange rates between currencies may negatively impact our costs.

Most of our revenues are denominated in U.S. dollars or dollar-linked. We collect a portion of our revenues in Europe in Euros. Most of our purchases of materials and components, and most of our marketing costs, are denominated in dollars or are dollar-linked. However, a material portion of our expenses, including salaries and personnel expenses paid in Israel, are denominated in New Israeli Shekels, or NIS. As a result, we are exposed to several risks, including that either the NIS or the Euro may increase in value relative to the dollar. If either of such events occurs, the dollar cost of our operations in Israel or Europe will increase and our dollar-measured operating results will be adversely affected.

Changes in our senior management may cause uncertainty in, or be disruptive to, our business.

During recent years, we have experienced significant changes in our senior management. In February 2012, Mr. Vadim Leiderman was appointed our new Chief Executive Officer, replacing Mr. Eran Ayzik who served as our Chief Executive Officer since August 2010. In addition, during 2012 Mr. Moti Hania was appointed our Deputy CEO and Mr. Erez Ben Eshay was appointed our Chief Technology Officer. In December 2012, Mr. Elan Yaish was appointed our new Chief Financial Officer and Mr. Assaf Skolnik was appointed our new VP of Sales. The difficulties inherent in transitioning the Company under the leadership of new management, particularly a new Chief Executive Officer and Chief Financial Officer, and integrating new management personnel into our corporate culture, may be disruptive to our business, and, during the transition period, there may be uncertainty among investors, vendors, employees and others concerning our future direction and performance.

Risks Related to our Relationship with STINS COMAN

STINS COMAN and its affiliates beneficially own 87% of our ordinary shares and may therefore be able to control the outcome of matters requiring shareholder approval.

As of May 20, 2013, STINS COMAN and Invencom together beneficially owned approximately 87% of our outstanding shares. Accordingly, STINS COMAN has, subject to special approvals required by Israeli law for transactions involving controlling shareholders, sufficient voting power to elect all of our directors (subject to the provisions of the Companies Law with regard to outside directors), control our management and approve or reject any merger or similar transaction. Mr. Sergey Anisimov, the Chairman of our Board of Directors, is the President of, and owns a majority interest in, STINS COMAN. This concentration of ownership of our ordinary shares could delay or prevent proxy contests, mergers, tender offers, open-market purchase programs or other purchases of our ordinary shares that might otherwise give our shareholders the opportunity to realize a premium over the then prevailing market price for our ordinary shares. It could also adversely affect our share price.  In addition, the market price of our ordinary shares may be adversely affected by events relating to STINS COMAN that are unrelated to us.

STINS COMAN's ability to convert additional debt into our ordinary shares is limited.

Pursuant to Israeli law, STINS COMAN may generally not hold more than 90% of our outstanding ordinary shares, unless any additional share acquisition is made by means of a "full tender offer" for all of the outstanding shares of our company. As of May 20, 2013, STINS COMAN together with Invencom beneficially owned approximately 87% of our outstanding shares. As of that date, we had approximately $0.8 million of  principal amount outstanding under the Convertible Loan with STINS COMAN and approximately $13.3 million remains available for additional drawdowns by us from time to time in the future. Accordingly, STINS COMAN's ability to convert additional debt into our ordinary shares through investments in us is limited by the aforesaid threshold. This restricts our ability to use such conversions of debt to improve our share capital, which may adversely affect our financial condition and results as well as our ability to satisfy the NASDAQ Capital Market's requirements, as described below.

We may be affected by transactions with STINS COMAN.

We are engaged and may in the future engage in transactions with STINS COMAN or its affiliates. In particular, STINS COMAN has been our non-exclusive distributor in the Commonwealth of Independent States market (Russia and the countries comprising the former Soviet Union), or CIS market, for our enterprise products since 1994 and for our carrier products since the end of 2008. We believe that such transactions are beneficial to us and are, or will be, conducted upon terms that are no less favorable to us than would be available to us from unaffiliated third parties. However, STINS COMAN could, subject to compliance with provisions of Israeli law concerning related-party transactions, exercise its influence over our affairs in its own interest.

Some members of our Board of Directors may have conflicts of interest with us.

Mr. Sergey Anisimov, the Chairman of our Board of Directors, and Mr. Boris Granovsky, a member of our Board of Directors, are executive officers and directors of STINS COMAN. In addition, Mr. Anisimov owns a majority interest in STINS COMAN and Mr. Granovsky owns a minority interest in STINS COMAN.  Accordingly, these individuals may occasionally have conflicts of interest with respect to business opportunities and similar matters that may arise in the ordinary course of RiT’s and STINS COMAN’s businesses.

Risks Related to Operating In Israel

Security, political and economic instability in the Middle East may harm our business.

We are incorporated under the laws of the State of Israel, and our principal offices and R&D facilities are located in Israel. Accordingly, security, political and economic conditions in the Middle East in general, and in Israel in particular, directly affect our business.

Over the past several decades, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Since late 2000, there has also been a high level of violence between Israel and the Palestinians which has strained Israel’s relationship with its Arab citizens, Arab countries and, to some extent, with other countries around the world. In addition, Iran has threatened to attack Israel and is widely believed to be developing nuclear weapons. In 2011 and 2012, riots and popular uprisings in various countries in the Middle East have led to severe political instability in those countries. This instability may lead to deterioration of the political and trade relationships that exist between the State of Israel and these countries.  In addition, this instability may affect the global economy and marketplace. Any armed conflicts or political instability in the region, including acts of terrorism or any other hostilities involving or threatening Israel, would likely negatively affect business conditions and could make it more difficult for us to conduct our operations in Israel, which could increase our costs and adversely affect our financial results.

Furthermore, some neighboring countries, as well as certain companies and organizations, continue to participate in a boycott of Israeli firms and others doing business with Israel or with Israeli companies. Restrictive laws, policies or practices directed towards Israel or Israeli businesses could have an adverse impact on the expansion of our business. In addition, we could be adversely affected by the interruption or curtailment of trade between Israel and its trading partners, a significant increase in the rate of inflation, or a significant downturn in the economic or financial condition of Israel.

Our operating results may be negatively affected by the obligation of some of our key personnel to perform military service.

Some of our executive officers and employees in Israel are obligated to perform military reserve duty annually. In addition, they may also be further subject to being called to active duty at any time under emergency circumstances and could be required to serve in the military for extended periods of time.  This could disrupt our operations and harm our business.

Reduction or termination of our tax and other benefits from government programs could have a material adverse effect on our business, financial condition and operating results.

We are entitled to receive certain tax benefits under Israeli law for investment programs in our production facilities that are designated as "Approved Enterprises". To maintain our eligibility for these tax benefits, we must continue to meet several conditions. If we fail to comply with these conditions in the future, the tax benefits received could be cancelled. The termination or reduction of the tax benefits for these or other reasons could have a material adverse effect on our business, financial condition, and operating results. To date, we have not utilized such benefits. For more information about Approved Enterprises, see "Item 10.E. – Israeli Tax Considerations – Law for the Encouragement of Capital Investments, 1959" of our annual report on Form 20-F for the year ended December 31, 2012 and Note 7(B) to the Consolidated Financial Statements included in such annual report.

Because we have received grants from the Office of the Chief Scientist, we are subject to on-going restrictions.

We have received grants from the Office of the Chief Scientist of the Israeli Ministry of Economy, known as the Chief Scientist, for R&D programs and intend to apply for further grants in the future. In order to maintain our eligibility for these grants, we must meet specified conditions, including the payment of royalties with respect to grants received. If we fail to comply with these conditions in the future, sanctions (such as the cancellation of grants) might be imposed on us, and we could be required to refund any payments previously received under these programs.  Any products developed with funds provided by these grants are required to be manufactured in Israel, unless we obtain prior approval from a governmental committee and we pay increased royalties. In addition, the terms of the Chief Scientist’s grants limit our ability to transfer know-how developed under an approved R&D program outside of Israel. The Government of Israel has reduced the grants available under the Chief Scientist's program in recent years, and this program may be discontinued or curtailed in the future.  If we do not receive these grants in the future, we will be required to allocate other funds to product development at the expense of other operational costs. For more information about grants from the Chief Scientist, see "Item 5.C. – Research and Development, Patents and Licenses" of our annual report on Form 20-F for the year ended December 31, 2012.

It may be difficult to enforce a U.S. judgment against us or our officers and directors and to assert U.S. securities laws claims in Israel.

We are incorporated under the laws of the State of Israel. Service of process upon us, our Israeli subsidiaries, our directors and officers and the Israeli experts, if any, named in this  in this prospectus supplement and the accompanying prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because the majority of our assets and investments, and substantially all of our directors, officers and such Israeli experts, if any, are located outside the United States, any judgment obtained in the United States against us or any of them may be difficult to collect within the United States.

We have been informed by our legal counsel in Israel that it may also be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. There is little binding case law in Israel addressing these matters. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, under the rules of private international law currently prevailing in Israel, Israeli courts may enforce a U.S. judgment in a civil matter, including a judgment based upon the civil liability provisions of the U.S. securities laws, as well as a monetary or compensatory judgment in a non-civil matter, provided that the following conditions are met:

•	subject to limited exceptions, the judgment is final and non-appealable;

•	the judgment was given by a court competent under the laws of the state of the court and is otherwise enforceable in such state;

•	the judgment was rendered by a court competent under the rules of private international law applicable in Israel;

•	the laws of the state in which the judgment was given provide for the enforcement of judgments of Israeli courts;

•	adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;

•	the judgment and its enforcement are not contrary to the law, public policy, security or sovereignty of the State of Israel;

•	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and

•	an action between the same parties in the same matter was not pending in any Israeli court at the time the lawsuit was instituted in the U.S. court.

Provisions of Israeli law may delay, prevent or make difficult a change of control and therefore depress the price of our stock.

Provisions of Israeli corporate and tax law may have the effect of delaying, preventing or making an acquisition of our company more difficult. For example, under the Companies Law, upon the request of a creditor of either party to a proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger the surviving company will be unable to satisfy the obligations of any of the parties to the merger. These provisions could cause our ordinary shares to trade at prices below the price for which third parties might be willing to pay to gain control of us.  Third parties who are otherwise willing to pay a premium over prevailing market prices to gain control of us may be unable or unwilling to do so because of these provisions of Israeli law. See “Item 10.B. - Additional Information — Memorandum and Articles of Association — Anti-Takeover Provisions; Mergers and Acquisitions” of our annual report on Form 20-F for the year ended December 31, 2012.

Risks Related to our Ordinary Shares and this Offering

Our share price has fluctuated significantly over the years and could continue to be volatile.

Our ordinary shares have experienced significant market price and volume fluctuations in the past and may experience significant market price and volume fluctuations in the future. There can be no assurance that the volatility of our share price and trading volume will not continue or increase. A substantial decrease in market price of our ordinary shares and low trading volumes could frustrate our efforts to raise funds through both debt and equity, discourage potential customers and partners from doing business with us, and could result in a material adverse effect on our business, financial condition and results of operations. Market fluctuations could also adversely affect the price of our ordinary shares.

We may not satisfy the NASDAQ Capital Market's requirements for continued listing.  If we cannot satisfy these requirements, NASDAQ could delist our ordinary shares.

Our ordinary shares are listed on the NASDAQ Capital Market, or NASDAQ, under the symbol RITT. To continue to be listed on NASDAQ, we are required to satisfy a number of conditions, including a minimum bid price of at least $1.00 per share, a market value of our publicly held shares, or MVPHS, of at least $1 million and shareholders' equity of at least $2.5 million.

In past years, we defaulted on several of these requirements and regained compliance only after we carried out several transactions, including a reverse stock split in August 2009 and conversions of the Convertible Loan in July 2012 and December 2012. Most recently, on March 11, 2013, we received a deficiency letter from NASDAQ, indicating that we failed to comply with the minimum of $2.5 million shareholders’ equity requirement and requesting the Company to submit a plan to regain compliance within 45 days. Following the additional conversion of approximately $4.5 million outstanding under the Convertible Loan into approximately one million of our ordinary shares, we received a NASDAQ staff letter, acknowledging that we regained compliance with the NASDAQ shareholders’ equity requirement. However, we cannot assure you that we will satisfy such NASDAQ requirement in the future nor that we will be able to satisfy the minimum bid, MVPHS or other NASDAQ listing requirements in the future. If we are delisted from NASDAQ, trading in our ordinary shares may be conducted, if available, on the "OTC Bulletin Board Service" or, if available, via another market.  In the event of such delisting, an investor would likely find it significantly more difficult to dispose of, or to obtain accurate quotations as to the value of our ordinary shares, and our ability to raise future capital through the sale of our ordinary shares could be severely limited. As described above, our ability to satisfy the NASDAQ shareholders equity requirement may be limited by the provisions of Israeli law which restrict Stins Coman's ability to own more than 90% of our outstanding ordinary shares.

In addition, if our ordinary shares were delisted from NASDAQ, our ordinary shares could be considered a "penny stock" under the U.S. federal securities laws.  Additional regulatory requirements apply to trading by broker-dealers of penny stocks that could result in the loss of an effective trading market for our ordinary shares.

The sale of a substantial number of our ordinary shares in the public market, the conversion by STINS COMAN of amounts outstanding under the Convertible Loan into our ordinary shares, or the expectation thereof, could materially adversely affect the market price of our ordinary shares and our ability to raise capital through an offering of securities.

As of May 20, 2013, we had approximately 8.7 million ordinary shares issued and outstanding.  In addition, approximately 0.9 million additional ordinary shares are issuable upon exercise of outstanding options under our equity incentive plans. In addition, STINS COMAN, our controlling shareholder, may (subject to restrictions under Israeli law and limitations of our authorized share capital discussed elsewhere in this prospectus) exercise its right to convert $0.8 million of outstanding principal as of May 20, 2013 under the Convertible Loan into ordinary shares as well as any additional funds that we may borrow under the Convertible Loan. Sales of ordinary shares previously issued in private placements or issuable upon exercise of options or conversion of the Convertible Loan, or even the prospect of such sales or issuances, could materially adversely affect the market price of our ordinary shares and our ability to raise capital through our offering of securities at acceptable prices. A substantial decrease in the market price of our ordinary shares could also discourage potential customers and partners from doing business with us, and could result in a material adverse effect on our business, financial condition, and results of operations.

We will have broad discretion in how we use the proceeds, and we may use the proceeds in ways in which you and other stockholders may disagree.

We plan to use the net proceeds from the sale of our ordinary shares in this offering for general corporate purposes, which may include working capital, research and development expenses, further development and commercialization of our indoor optical wireless technology, strategic acquisitions and investments and general and administrative expenses. Our management will have broad discretion in the application of the proceeds of this offering and could spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of our ordinary shares.

You may experience immediate and substantial dilution.

The offering price per share in this offering may exceed the net tangible book value per share of our ordinary shares outstanding prior to this offering. By way of example, assuming we sold 1.0 million shares at an assumed price to the public of $4.18 per share, the last reported sale price of our ordinary shares on the NASDAQ on May 20, 2013 for aggregate gross proceeds of $4.18 million, after deducting commissions and estimated aggregate offering expenses payable by us, you will experience immediate dilution of $3.32 per share in the net tangible book value of our ordinary shares. The conversion into ordinary shares of the $0.8 million of outstanding principal under the Convertible Loan and any additional amounts we may draw down under the Convertible Loan, or exercise of outstanding options, may result in further dilution of your investment. See the section entitled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering.

We do not intend to pay dividends.

We have never declared or paid any cash dividends on our ordinary shares. We currently intend to retain any future earnings to finance operations and to expand our business and, therefore, do not expect to pay any cash dividends in the foreseeable future.

FORWARD LOOKING STATEMENTS

We make statements in this prospectus that are considered "forward-looking statements," within the meaning of applicable securities laws, including Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act.

We may from time to time make forward-looking statements in our reports to the Commission on Form 20-F and Form 6-K, in offering circulars and prospectuses, in press releases and other written materials, and in statements made by our officers, directors or employees to analysts, institutional investors, representatives of the media and others.

Forward-looking statements include statements regarding the intent, belief or current expectations of RiT and its management about RiT’s business, financial condition, results of operations, and its relationship with its employees and the condition of its properties. Words such as "believe," "expect," "intend," "estimate", "plan," "anticipate" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Actual results may differ materially from those projected, expressed or implied in the forward-looking statements as a result of various factors including, without limitation, the factors set forth under the caption "Risk Factors" in this prospectus supplement and other factors set forth in our annual reports on Form 20-F, our reports on Form 6-K and other reports filed with or furnished to the Commission.

Any forward-looking statements contained in this prospectus supplement speak only as of the date hereof and any forward-looking statements contained in the accompanying prospectus or the documents incorporated by reference herein or therein speak only as of the date such statements were made, and we caution existing and prospective investors not to place undue reliance on such statements. Such forward-looking statements do not purport to be predictions of future events or circumstances, and therefore, there can be no assurance that any forward-looking statement contained herein will prove to be accurate.

Except as required by applicable law, we undertake no obligation to update or revise any forward-looking statements.

USE OF PROCEEDS

We plan to use the net proceeds from the sale of the our ordinary shares in this offering for general corporate purposes, which may include working capital, research and development expenses, further development and commercialization of our indoor optical wireless technology, strategic acquisitions and investments and general and administrative expenses.

Notwithstanding the foregoing, we will not use the net proceeds from the sale of our ordinary shares in this offering for any payment, whether of principal, interest, fees or otherwise, on the Convertible Loan.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization as of March 31, 2013 on (1) an actual basis and (2) as adjusted to reflect the sale of the ordinary shares in this offering for gross proceeds of $5.0 million, the maximum amount covered by this prospectus supplement, or, after deducting commissions and estimated offering expenses payable by us, approximately $4.7 million.  The information in this table should be read in conjunction with and is qualified by reference to our unaudited consolidated financial statements as of and for the three months ended March 31, 2013 and other financial information incorporated by reference into this prospectus.

	As of March 31, 2013
	(in thousands of U.S. dollars)

	Historical (unaudited)	As Adjusted
Cash and cash equivalents	1,503	6,227

Total debt, including current portion	22	22

Shareholders' Equity:
Ordinary shares of NIS 0.8 par value;
10,000,000 authorized, 8,714,958 issued and outstanding, actual;
9,714,958 issued and outstanding, as adjusted (1)	1,867	2,086
Additional paid-in capital	58,267	63,048
Treasury stock	(27)	(27)
Accumulated deficit	(55,621)	(55,897)
Total Shareholders' Equity	4,486	9,210

Total capitalization	4,508	9,232

(1) Assumes (i) the sale of 1.0 million ordinary shares, the number of shares we allocated for this offering, at an offering price of $5.00 per share and (ii) that the Increase of Authorized Shares will be approved by the shareholders (until such approval is obtained, this offering will be limited to 325,000 ordinary shares).

PRICE RANGE OF ORDINARY SHARES

Our ordinary shares are listed on the NASDAQ Capital Market under the symbol "RITT."

The annual high and low sale prices for our ordinary shares for the five most recent full fiscal years are:

Year Ended December 31,	High ($)	Low ($)

2008*	0.94	0.30
2009*	3.50	0.25
2010	13.45	1.10
2011	12.94	2.55
2012	6.88	2.28

* Reflects adjustments for one-for-eight reverse split effected on August 24, 2009.

The quarterly high and low sale prices for our ordinary shares for the two most recent full fiscal years and any subsequent period are:

Financial Quarter	High ($)	Low ($)
2011
Q1	8.34	4.27
Q2	12.94	2.55
Q3	9.30	2.90
Q4	5.90	2.59

2012
Q1	4.24	3.00
Q2	4.39	2.28
Q3	6.88	2.62
Q4	5.15	3.60

2013
Q1	4.74	3.00

The monthly high and low sale prices for our ordinary shares during the past six months were:

Month	High ($)	Low ($)
May 2013 (through May 20)	4.88	4.01
April 2013	4.70	3.67
March 2013	4.74	3.26
February 2013	4.20	3.40
January 2013	4.00	3.00
December 2012	4.71	3.60
November 2012	4.75	3.91

The closing price of our ordinary shares on NASDAQ on May 20, 2013, was $4.18 per share.

DILUTION

If you purchase ordinary shares from us, your interest will be diluted to the extent of the difference between the public offering price per share you pay and the net tangible book value per share of our ordinary shares immediately after this offering. Our net tangible book value as of March 31, 2013, was approximately $4.5 million, or $0.51 per share. Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets of approximately zero, and dividing this amount by the 8,714,958 issued and outstanding ordinary shares as of March 31, 2013.

For illustration purposes, assuming we sold 1,000,000 shares at an assumed price to the public of $4.18 per share, the last reported sale price of our ordinary shares on May 20, 2013, and after deducting the estimated commissions and offering expenses of $276,000 payable by us in such event, our adjusted net tangible book value as of March 31, 2013 would have been approximately $8.4 million, or $0.86 per share. This would represent an immediate increase in the net tangible book value of approximately $0.35 per share to our existing shareholders and an immediate and substantial dilution in net tangible book value of $3.32 per share to new investors. The following table illustrates this calculation on a per share basis:

	Existing Stockholders (Approx.)	New Investors (Approx.)
Assumed public offering price per share		$4.18
Net tangible book value per share as of March 31, 2013	$0.51
Increase per share attributable to investors participating in this offering	$0.35
As adjusted net tangible book value per share after this offering	$0.86	$0.86
Dilution per share to investors participating in this offering		$3.32

The information in the table above is provided for illustrative purposes and assumes that 1.0 million ordinary shares offered hereby is sold at a price of $4.18 per share, the last reported sale price of our ordinary shares on May 20, 2013. The shares, if any, sold pursuant to the equity distribution agreement will be sold from time to time at various prices that will depend largely on the market price of our ordinary shares at the time of sale. An increase, or decrease, of $0.10 per share in the price at which the shares are sold from the assumed offering price of $4.18 per share shown in the table above, assuming 1.0 million ordinary shares offered are sold at that price, would increase (or decrease) our adjusted net tangible book value per share after the offering by approximately $0.01 and $(0.01) per share, respectively, and the dilution in net tangible book value per share to new investors in this offering by approximately $0.09 and $(0.09) per share, respectively, after deducting the estimated commissions of the sales agent and estimated aggregate offering expenses payable by us.

The information in the foregoing table does not take into account further dilution to new investors that could occur upon the exercise of outstanding options or conversion of principal amounts outstanding or that may be drawn under the Convertible Loan and having a per share exercise or conversion price less than the price per share at which new investors purchase the shares offered hereby. As of May 20, 2013, there were 8,714,958 ordinary shares outstanding, which does not include 919,994 ordinary shares issuable upon exercise of outstanding stock options under our stock option plans as of that date, at a weighted average exercise price of $4.88. In addition, as of that date, there was approximately $0.8 million of outstanding principal under the Convertible Loan that may be converted by STINS COMAN into our ordinary shares (subject to restrictions under Israeli law and limitations of our authorized share capital discussed elsewhere in this prospectus).

DESCRIPTION OF ORDINARY SHARES

Our share capital is divided into two classes of shares: (i) 10,000,000 ordinary shares, NIS 0.8 par value per share, which entitle their holders to notice of and to participate in and to vote one vote per ordinary share at shareholder meetings, the right to receive dividends upon the declaration of dividends by the board of directors and the right to participate in the distribution of our assets upon liquidation; and (ii) 20,230 deferred shares, NIS 0.1 par value per share, of which 17,030 are outstanding, which deferred shares do not entitle their holders to any rights other than the right to their par value upon our liquidation. However, as described above, at our upcoming annual meeting, we are seeking the approval of shareholders for, among others, an increase in the number of authorized ordinary shares from 10,000,000 to 50,000,000. Until such time that our shareholders approve an increase in the number of authorized ordinary shares, this offering will be limited to 325,000 ordinary shares.

Other material terms and provisions of our ordinary shares are described in "Item 10.B. - Additional Information — Memorandum and Articles of Association” of our annual report on Form 20-F for the year ended December 31, 2012.

TAXATION

The material Israeli and U.S. tax consequences associated with investing in our ordinary shares are described in "Item 10.E. - Additional Information — Taxation” of our annual report on Form 20-F for the year ended December 31, 2012.

PLAN OF DISTRIBUTION

We have entered into an equity distribution agreement with Maxim Group. Subject to the terms and conditions of the equity distribution agreement, we may offer and sell up to $5.0 million worth of ordinary shares from time to time through Maxim Group, as sales agent. The form of the equity distribution agreement was filed as an exhibit to a current report on Form 6-K submitted to the Commission under the Exchange Act and incorporated by reference in this prospectus supplement. Sales of our ordinary shares under this prospectus supplement, the accompanying prospectus and the related free writing prospectus may be made by any method permitted by law deemed to be an “at-the-market” equity offering as defined in Rule 415 promulgated under the Securities Act, which includes, without limitation, sales made directly on the NASDAQ, on any other existing trading market for our ordinary shares, or sales made to or through a market maker other than on an exchange.

We have approved and allocated up to 1.0 million ordinary shares to this offering. However, until such time that the shareholders approve an increase in the number of authorized ordinary shares, this offering will be limited to 325,000 ordinary shares.

Under the terms of the equity distribution agreement, we also may sell ordinary shares through Maxim Group, as sales agent, at negotiated prices or at prices related to the prevailing market price. With our express written consent, Maxim Group also may also sell ordinary shares in privately negotiated transactions. As sales agent, Maxim Group will not engage in any transactions that stabilize the price of our ordinary shares.

Maxim Group, as sales agent, will use its commercially reasonable efforts to sell ordinary shares on our behalf on a daily basis consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of the NASDAQ or as otherwise agreed upon by us and Maxim Group. We will designate the maximum amount of ordinary shares to be sold through Maxim Group on a daily basis or otherwise as we and Maxim Group agree. We may also instruct Maxim Group not to sell ordinary shares if the sales cannot be effected at or above the price designated by us in any such instruction. We or Maxim Group may suspend the offering of ordinary shares upon notice and subject to other conditions.

We will pay Maxim Group a commission equal to 3.5% of the gross sales price of shares sold. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of the shares. All expenses of the offering will be paid by us. We estimate that the expenses of the offering payable by us, excluding discounts and commissions, will be approximately $130,000, of which $55,000 shall be paid to Maxim Group as reimbursement for its actual expenses. We have advanced the sum of $25,000 against the expense allowance payable to Maxim Group, which pursuant to Rule 5110(f)(2)(C) of the Financial Industry Regulatory Authority, Inc. (“FINRA”) shall be reimbursed to us in the event that the offering is terminated and to the extent the expenses have not been actually incurred. In addition, we shall reimburse Maxim Group for its legal fees related to sales pursuant to the equity distribution agreement. In compliance with the guidelines of FINRA, the maximum discount or commission, agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker dealer may not exceed 8.0% of the aggregate offering price of the shares offered pursuant to this prospectus supplement and the accompanying prospectus.

Settlement for sales of ordinary shares will occur on the third business day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

In connection with the sale of ordinary shares on our behalf, Maxim Group may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to Maxim Group may be deemed to be underwriting commissions or discounts. We have agreed to indemnify Maxim Group against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that Maxim Group may be required to make. Maxim Group may engage in transactions with, or perform other services for, us in the ordinary course of business.

Our shares are traded on the NASDAQ under the symbol “RITT”.

In connection with any future sales of ordinary shares made under the equity distribution agreement or transaction confirmation thereunder, Regulation M may require that Maxim Group observe certain restrictions with respect to its trading of our ordinary shares. Such restrictions could negatively impact the liquidity in our ordinary shares.

The offering of ordinary shares pursuant to the equity distribution agreement will terminate upon the earlier of (i) the sale of $5.0 million worth of ordinary shares subject to the equity distribution agreement, (ii) the termination of the equity distribution agreement by either Maxim Group or us, or (iii) September 5, 2015, being three (3) years after the effective date of the registration statement of which this prospectus forms a part.

If we decide hereafter to engage any placement agent, underwriter or investment bank on a fee basis in connection with any follow-on, PIPE, convertible, registered direct or debt (excluding bank debt) offering of securities of the Company or its affiliates and executive officers (a “Subsequent Offering”) for a period of eighteen (18) months from the date hereof, Maxim Group is entitled to a thirty (30) day right of first refusal, beginning on the date that it receives written notice from the us of such Subsequent Offering, to act as agent or manager for the Subsequent Offering.  If Maxim Group exercises such right of first refusal, the terms of any such engagement of Maxim Group will be separately agreed upon between us and Maxim Group and will be no less favorable to the Company than the engagement we negotiated with the other party.  The economic terms of any agreement with any additional agent(s) or underwriter(s) with respect to such Subsequent Offering will be determined solely by Maxim Group in its sole discretion.

LEGAL MATTERS

The validity of the securities offered hereby under Israeli law and certain other legal matters under Israeli law relating to any offering will be passed upon for us by Goldfarb Seligman & Co., Tel-Aviv, Israel.  Certain legal matters under United States law relating to this offering will be passed upon for us by McDermott Will & Emery LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for Maxim Group by K&L Gates LLP, New York, New York.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, have been incorporated by reference herein in reliance upon the report of Somekh Chaikin, a member of KPMG International, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form F-3 under the Securities Act that we filed with the Commission. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the Commission allow us to omit some of the information included in the registration statement from this prospectus.

Our ordinary shares are listed on the NASDAQ Capital Market, and we are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file with the Commission reports, including annual reports on Form 20-F, by April 30 each year. In addition, we file interim financial information on Form 6-K on a quarterly basis. We also furnish to the Commission under cover of Form 6-K certain other material information. You may inspect without charge and copy at prescribed rates such material at the public reference facilities maintained by the Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of such material from the Commission at prescribed rates by writing to the Public Reference Section of the Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room.  The Commission maintains an Internet site at http://www.sec.gov that contains reports and other information about issuers, like us, that file electronically through the Commission’s Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system.

Further information about our company is available on our website at www.rittech.com. The information available on our website is not a part of, and is not incorporated by reference in, this prospectus supplement or the accompanying prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus and later information that we file with the Commission (to the extent that such filing indicates that it is intended to be incorporated by reference) will automatically update and supersede this information. We incorporate by reference in this prospectus the documents listed below, and any future Annual Reports on Form 20-F or Reports on Form 6-K (to that extent that such Form 6-K indicates that it is intended to be incorporated by reference herein) filed with the Commission pursuant to the Exchange Act prior to the termination of the offering.  The documents we incorporate by reference are:

(1)	Our annual report on Form 20-F for the year ended December 31, 2012, filed with the Commission on April 30, 2013;

(2)	Our proxy statement for the 2013 annual meeting of shareholders attached to our current report on Form 6-K filed with the Commission on May 9, 2013; and

(3)	Our GAAP financial statements as of and for the three-month period ended March 31, 2013 that are attached to our current report on Form 6-K filed with the Commission on May 20, 2013.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address:

RiT Technologies Ltd.
24 Raoul Wallenberg Street
Tel Aviv, Israel
Tel: +972-77-270-7210
Fax: +972-77-270-7211
Attention: Investor Relations

You should rely only on the information contained or incorporated by reference in this prospectus.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not, and any arranger or agent is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date, that is indicated in this prospectus. You should assume that the information incorporated by reference in this prospectus is accurate only as of the date of such document. Our business, financial condition, results of operations and prospects may have changed since that date.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us, our Israeli subsidiaries, our directors and officers and the Israeli experts, if any, named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because the majority of our assets and investments, and substantially all of our directors, officers and such Israeli experts, if any, are located outside the United States, any judgment obtained in the United States against us or any of them may be difficult to collect within the United States.

We have been informed by our legal counsel in Israel that it may also be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. There is little binding case law in Israel addressing these matters. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, under the rules of private international law currently prevailing in Israel, Israeli courts may enforce a U.S. judgment in a civil matter, including a judgment based upon the civil liability provisions of the U.S. securities laws, as well as a monetary or compensatory judgment in a non-civil matter, provided that the following conditions are met:

●	subject to limited exceptions, the judgment is final and non-appealable;

●	the judgment was given by a court competent under the laws of the state of the court and is otherwise enforceable in such state;

●	the judgment was rendered by a court competent under the rules of private international law applicable in Israel;

●	the laws of the state in which the judgment was given provide for the enforcement of judgments of Israeli courts;

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;

●	the judgment and its enforcement are not contrary to the law, public policy, security or sovereignty of the State of Israel;

●	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and

●	an action between the same parties in the same matter was not pending in any Israeli court at the time the lawsuit was instituted in the U.S. court.

PROSPECTUS
$10,000,000

RiT TECHNOLOGIES LTD.

Ordinary Shares
Warrants
Units

We may offer and sell, from time to time, ordinary shares, warrants and units in one or more offerings, up to a total dollar amount of $10,000,000.

We will provide the specific terms and initial public offering prices of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. We will not use this prospectus to confirm sales of any securities unless it is attached to a prospectus supplement.

We may sell these securities directly, on a continuous or delayed basis, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. See "Plan of Distribution" in this prospectus. We may also describe the plan of distribution for any particular offering of these securities in any applicable prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements as well as the net proceeds we expect to receive from any such sale, in the applicable prospectus supplement.

Our ordinary shares are traded on the NASDAQ Capital Market, or NASDAQ, under the symbol "RITT." If we decide to list any of these other securities on a national securities exchange upon issuance, the applicable prospectus supplement to this prospectus will identify the exchange and the date when we expect trading to begin.

The aggregate market value of our outstanding ordinary shares held by non-affiliates is $4,178,080.30 based on 6,355,236 ordinary shares outstanding, of which 1,141,552 are held by non-affiliates, and a per share price of $3.66 based on the closing sale price of our ordinary shares on NASDAQ on August 24, 2012. As of the date hereof, we have not offered any securities pursuant to General Instruction I.B.5 of Form F-3 during the prior 12 calendar month period that ends on and includes the date hereof.

Investing in our securities involves risks. See "Risk Factors" beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense under the laws of the United States.

The date of this prospectus is September 6, 2012.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement that RiT Technologies Ltd. filed with the Securities and Exchange Commission, or the SEC, utilizing a "shelf" registration process. Under this shelf process, the registrant may, from time to time, sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $10,000,000.

This prospectus provides you with a general description of the securities which we may offer. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading "Where You Can Find More Information" before purchasing any of our securities.

You should rely only on the information contained or incorporated by reference in this prospectus. "Incorporated by reference" means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making, nor will we make, an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement to this prospectus is current only as of the dates on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

We are a “foreign private issuer” as defined in Rule 3b-4 under the Securities Exchange Act of 1934, or the Exchange Act.  As a result, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act.  In addition, we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. We publish annually an annual report on our website containing financial statements that have been examined and reported on, with an opinion expressed by, a qualified independent auditor or certified public accountant.  We prepare our financial statements in United States dollars and in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

Unless we have indicated otherwise or the context otherwise requires, references in this prospectus and any supplement to this prospectus to:

•	"we", "us", "our", "RiT", the "Registrant" or the "Company" are to RiT Technologies Ltd. and its wholly- owned subsidiaries;

•	"dollars" or "$" are to United States Dollars

•	“NIS” are to New Israeli Shekels, the currency of the State of Israel;

•	"Companies Law" or the "Israeli Companies Law" are to the Israeli Companies Law, 5759-1999, as amended;

•	"SEC" are to the United States Securities and Exchange Commission;

•	“STINS” or “STINS COMAN” are to STINS COMAN Incorporated, a Russian corporation headquartered in Moscow, Russia, and which is our largest shareholder;

•
"Quartz" are to Quartz (Israel) Commerce & Investments Ltd., an Israeli private company held by the wife of Mr. Sergey Anisimov, Chairman of the Board of Directors of the Company and president of STINS COMAN;

•
"Convertible Loan Agreement" or "Convertible Loan" are to the Convertible Loan Agreement between RiT and STINS COMAN, dated June 11, 2009, as amended on June 17, 2009, February 17, 2010, April 14, 2011, December 8, 2011, April 17,2012 and August 6, 2012;

•	"Enterprise" and "carrier"" relate to the sectors we formerly identified as "datacom" and "telecom," respectively;

•	"DCIM" are to data center infrastructure management, which includes our Enterprise line of products;

•	“APAC” means Asia Pacific;

•	"R&D" are to research and development; and

•	“NGN” means Next Generation Networks.

On August 24, 2012, the exchange rate between the NIS and the dollar, as quoted by the Bank of Israel, was NIS 4.025 to $1.00. Unless indicated otherwise by the context, statements in this prospectus that provide the dollar equivalent of NIS amounts or provide the NIS equivalent of dollar amounts are based on such exchange rate.

On August 24, 2009, we effected a one-for-eight reverse split of our ordinary shares, and accordingly the par value of our ordinary shares was changed to NIS 0.8 per share. Unless indicated otherwise by the context, all ordinary share, option and per share amounts in this prospectus have been adjusted to give retroactive effect to the stock split for all periods presented.

ABOUT RiT TECHNOLOGIES LTD.

Overview

We are a leading provider of comprehensive management solutions for today’s mission-critical data centers and communication rooms. Through the deployment of our integrated DCIM (data center infrastructure management), IIM (intelligent infrastructure management), SMART Cabling™ and EPV™ real-time infrastructure management solutions, companies enhance both their capital expenditures and operating expenses, increase their efficiency and improve their automated processes. Our field-tested solutions are delivering value in thousands of installations for top-tier enterprises and operators throughout the world.

Recent Developments

Our company adopted a multi-year strategic plan to realign activities and accelerate our future growth, or the Strategic Plan.  The Strategic Plan includes several elements, including acceleration of our penetration of global DCIM markets; enhancing our positioning as a “one-stop-shop” for flexible, effective DCIM solutions as needed by various customers; investing in the expansion of our new product development activities; improving the efficiency and professional management of all of our operations; and, most recently, acquiring a new wireless communications technology, to which we currently refer as IWON (Indoor Wireless Optical Network). Management is also considering the possibility of consolidating the product lines in order to focus on key growth engines.

In late June 2012, following feasibility checks, we entered into a Technology Purchase Agreement with Quartz, whereby we agreed to acquire the IWON technology from Quartz for a combination of a seller loan of approximately $0.6 million (which shall be recorded as a loan provided by Quartz to us, bearing interest of 2.47% per annum, and shall be paid back by us to Quartz not later than 18 months following the closing date, unless it is converted into our shares) and a revenue sharing right of IWON (i.e., the right of Quartz to receive 3% of the proceeds actually received by us in return for any future sale of the technology and/or for any future sale of products using the technology). The acquisition was closed in the end of July 2012, following approval of our shareholders at the annual general meeting held on July 24, 2012.

In early July, we announced our unaudited financial results for the first quarter of 2012.

In early August 2012, we announced our unaudited financial results for the second quarter of 2012. In addition, we reported that we are taking considerable cost reduction measures to improve our operational efficiency. Most recently, on August 6, 2012, we entered into an amendment to the Convertible Loan Agreement with STINS COMAN, our controlling shareholder, whereby the maximum loan amount from STINS COMAN will be increased by $5.0 million to a total of $25.0 million (such that as of August 8, 2012, $9.8 million will remain available for additional withdrawals under the Convertible Loan) and the term of the Convertible Loan will be extended by approximately six months, until December 31, 2013. Unless an appropriate request to convene a shareholder meeting of RiT in order to approve the amendment is made by August 28, 2012, the amendment is in full force and effect and will not require additional approval of our shareholders.

Corporate Information

RiT Technologies Ltd. was incorporated under the laws of the State of Israel in 1989 as a company limited by shares. Our main offices are located at 24 Raoul Wallenberg Street, Tel Aviv 69719, Israel, telephone number +972-77-270-7210. Our agent in the United States is RiT Technologies, Inc., which was incorporated in 1993 under the laws of the State of New Jersey and is located at 900 Corporate Drive, Mahwah, New Jersey 07430, telephone number (201) 512-1970. Our U.S. subsidiary is primarily engaged in the selling and marketing of our products in the United States.

Our address on the Internet is http://www.rittech.com. The information on our website is not incorporated by reference into this prospectus.

FORWARD LOOKING STATEMENTS

We make statements in this prospectus that are considered "forward-looking statements," within the meaning of applicable securities laws, including Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. We may from time to time make forward-looking statements in our reports to the SEC on Form 20-F and Form 6-K, in offering circulars and prospectuses, in press releases and other written materials, and in statements made by our officers, directors or employees to analysts, institutional investors, representatives of the media and others. Forward-looking statements include statements regarding the intent, belief or current expectations of RiT and its management about RiT’s business, financial condition, results of operations, and its relationship with its employees and the condition of its properties. Words such as "believe," "expect," "intend," "estimate" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Actual results may differ materially from those projected, expressed or implied in the forward-looking statements as a result of various factors including, without limitation, the factors set forth below under the caption "Risk Factors," our annual reports on Form 20-F, our reports on Form 6-K and other reports filed with or furnished to the SEC. Any forward-looking statements contained in this prospectus speak only as of the date hereof, and we caution existing and prospective investors not to place undue reliance on such statements. Such forward-looking statements do not purport to be predictions of future events or circumstances, and therefore, there can be no assurance that any forward-looking statement contained herein will prove to be accurate. Except as required by applicable law, we undertake no obligation to update or revise any forward-looking statements.

RISK FACTORS

Investing in our ordinary shares involves a high degree of risk and uncertainty. Before you invest in our securities, you should carefully consider the risks involved. In addition, we may include additional risk factors in a prospectus supplement to the extent there are additional risks related to the securities offered by that prospectus supplement. The following risk factors are not the only risk factors facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business. If any of the following risks actually occurs, our business, prospects, financial condition and results of operations could be seriously harmed. In that case, the value of our ordinary shares could decline, and you could lose all or part of your investment. Accordingly, you should carefully consider the following factors, other information in this prospectus or in the documents incorporated by reference and any additional risk factors included in the relevant prospectus supplement.

Risks Related to Our Business

We have a history of operating and net losses. Although we plan to begin implementing a new strategic plan, we expect to incur additional losses in 2012.

We incurred operating and net losses in each of the last five fiscal years and there can be no assurance that we will be able to achieve or sustain profitable operations in the future. In particular, as part of a multi-year strategic plan to realign activities and accelerate our future growth, or the Strategic Plan, approved in early May 2012 by our board of directors, we intend to undertake significant rearrangement of our sales, marketing and product development activities. We expect that the increased expenses associated with implementing our Strategic Plan will result in operating and net losses in 2012, even if our revenues increase as planned. Even if our implementation of the Strategic Plan allows us to achieve profitability, we may not succeed in sustaining or increasing it on a quarterly or annual basis and we cannot assure that future net income will offset our cumulative losses, which, as of December 31, 2011, were $41.7 million.

Global economic conditions have materially impacted our business in the past and may do so again in the future.

Our business and financial condition is affected by global economic conditions. Starting in late 2008 and lasting through much of 2009, a steep downturn in the global economy sparked by uncertainty in credit markets and deteriorating consumer confidence, reduced technology spending by many organizations. More recently, credit and sovereign debt issues have destabilized certain European economies as well and thereby increased global macroeconomic uncertainties. Uncertainty about current global economic conditions continues to pose a risk as customers may postpone or reduce spending in response to restraints on credit. Should the economic slowdown resume and/or companies in our target markets reduce capital expenditures, it may cause our customers to reduce or postpone their technology spending significantly, potentially resulting in reductions in sales of our products, longer sales cycles, slower adoption of new technologies and increased price competition, each of which could have a material adverse effect on our business, operating results and financial condition.

To support our Strategic Plan, we will need to raise additional financing in 2012. If we are unsuccessful, we will not be able to carry out our strategy as planned.

On June 30, 2012, we had cash and cash equivalents of approximately $1.5 million. Although we anticipate that our existing capital resources, including availability under the Convertible Loan, will be adequate to satisfy our working capital and capital expenditure requirements for at least the next twelve months, we will need to raise funds during 2012 to support the execution of our Strategic Plan. If we are unsuccessful in raising such financing on acceptable terms, we will not be able to carry out our plan and our operations and growth strategy will be materially adversely affected. In addition, if these funds are raised through the issuance of equity securities or conversion of loans into equity, the percentage ownership of existing shareholders could be significantly diluted.

We have identified a material weakness in our internal control over financial reporting for the year ended December 31, 2011.

The Sarbanes-Oxley Act of 2002 imposes certain duties on us. Our efforts to comply with the management assessment requirements of Section 404 have resulted in increased general and administrative expenses and a devotion of management time and attention to compliance activities, and we expect them to continue to require the commitment of significant resources. As disclosed in Item 15 of our annual report on Form 20-F for the year ended December 31, 2011, we identified a material weakness in our internal control over financial reporting related to our revenue recognition process. A material weakness is defined as a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. As a result of this material weakness, we concluded that our internal control over financial reporting was not effective as of December 31, 2011. We have already implemented a remediation plan designed to address this material weakness. If our remedial measures are insufficient to address the material weakness or if additional material weaknesses or significant deficiencies in our internal control are discovered or occur in the future, our consolidated financial statements may contain material misstatements and we could be required to restate our financial results.  In addition, our internal control over financial reporting has not been and is not required to be audited by our independent registered public accounting firm. Our inability to assert that our internal controls are effective could cause our investors to lose confidence in the accuracy and completeness of our financial reports, which in turn could cause our stock price to decline. Failure to maintain effective internal control over financial reporting could also result in investigation and/or sanctions by regulatory authorities and could have a material adverse effect on our business and operating results, investor confidence in our reported financial information, and the market price of our ordinary shares.

We may experience significant fluctuations in our quarterly financial performance.

Our quarterly operating results may fluctuate significantly due to a number of factors, including the size, timing and shipment of orders; customer budget cycles and budgetary freezes; the timing of introductions of new products or product upgrades (both ours and those of our competitors); customer order deferrals in anticipation of new products or product upgrades; the mix of product sales; software and hardware development problems; product quality problems; product pricing; our effective provision of customer support; and the relatively low level of general business activity during the summer months in the European market. In addition, because our customers typically request delivery within two to four weeks of order placement (which generally follows extensive sales efforts that take place over an extended period of time), a majority of our quarterly sales derive from orders placed in that quarter and, consequently, changes in the timing of expected large orders can significantly impact our operating results for that quarter.

For the foregoing reasons, we believe that quarter-to-quarter comparisons of our results of operations are not necessarily meaningful and that our operating results for any particular quarter should not be relied upon as an indication of future performance. Also, our quarterly operating results for future periods may be below the expectations of public market analysts and investors.  In such event, it is likely that the price of our ordinary shares would be materially adversely affected.

Since our order backlog is limited, we have a limited ability to project our future sales.

Since we have a limited order backlog, our revenues for any specific quarter are dependent primarily on orders received and delivered during that same quarter. A delay in the recognition of revenue, even from one customer, may have a significant negative impact on our results of operations for a given period. We base our decisions regarding our operating expenses on anticipated revenue trends, and our expense levels are relatively fixed, or require some time for adjustment. Because only a small portion of our expenses varies with our revenues, if revenue levels fall below our expectations, our earnings will decrease.

We depend upon independent distributors, representatives and strategic alliance partners for a significant portion of our sales.

Our sales strategy relies primarily upon sales through independent distributors, resellers/integrators, original equipment manufacturers, or OEMs, and other strategic alliance partners with major cabling companies. While we are highly dependent upon acceptance of our products and solutions by such third parties and their active marketing and sales efforts relating to our products and solutions, most of our OEMs and distributors are not obligated to deal with us exclusively, and are not contractually subject to minimum purchase requirements.  In addition, some of our distributors may sell competing products or solutions. As a result, our distributors may give higher priority to products or services of our competitors or their own products and solutions, thereby reducing their efforts to sell our products and services.

There can be no assurance that such distributors, representatives or strategic alliance partners will act as effective sales agents for us, that they will remain our partners, or that, if we terminate or lose any of them, we will be successful in replacing them. Any such disruption in our distribution channels could adversely affect our business, financial condition and operating results.

Our carrier products generally have long sales cycles. This increases the cost of obtaining orders and reduces the predictability of our earnings.

The sale of our carrier solutions to telephone companies, commonly referred to as telcos, is characterized by a lengthy sales cycle, sometimes years (as measured from the commencement of marketing efforts to the consummation of an actual transaction), and may involve significant expenditures that may not be offset by revenues. In the past, delays in the expected sale of carrier products have also caused significant fluctuations in our quarterly operating results, reducing the predictability of our earnings.

 To remain competitive, we must develop new products and enhancements to existing products on a timely and cost-effective basis.

Our target markets are characterized by rapidly changing technology, changing customer requirements, relatively short product lifecycles, evolving industry standards and frequent new product introductions. The dynamism that characterizes our target markets is both an opportunity and a challenge for RiT. However, changes in technologies, customer requirements and industry standards and new product introductions by our existing competitors or by new market entrants could reduce the markets for our products or require us to develop new products and we cannot guarantee that we will emerge as the market leaders. Therefore, our ability to correctly anticipate changes in technology and customer requirements and to secure timely access to information concerning the emergence of new industry standards, as well as our ability to develop, manufacture and market new and enhanced products successfully and on a timely basis, are significant factors in our ability to remain competitive.

We are currently developing a number of new products and technologies. For example, we have recently acquired the technology underlying IWON and we intend to invest considerable resources in developing such product. However, there can be no assurance that IWON or our other products will be successful or profitable, or that we will not encounter technical or other difficulties that could delay the introduction of these or other new or enhanced products in the future. In addition, it often takes several months before the development and manufacturing costs of new products stabilize, which may adversely affect operating results during such period. If we are unable to introduce new or enhanced products on a timely and cost-effective basis and to gain market acceptance for such products, our business, financial condition and results of operations may be materially adversely affected.

We operate in exceedingly competitive markets.

The markets for our products and solutions are very competitive, and we expect that they will become more competitive in the future. Increased direct and indirect competition could adversely affect our revenues and profitability, whether through pricing pressure, loss of market share and/or other factors. Many of our competitors are far larger, have substantially greater resources (including financial, technological, manufacturing and marketing and distribution capabilities) and are much more widely recognized than we are. There can be no assurance that we will be able to compete successfully against existing or new competitors as the market for our products and solutions evolves and the level of competition increases. Moreover, there can be no assurance that we will be able to differentiate our products and solutions from the products and solutions of our competitors or to develop or introduce successfully new products and solutions that are less costly or offer better performance than those of our competitors or that competition will not have a material adverse effect on our future revenues and, consequently, on our business, operating results and financial condition.

We plan to grow rapidly during the next several years, and the growth process will include many challenges that must be managed correctly.

Our Strategic Plan calls for a significant rearrangement of our organization in the areas of sales, marketing, product development and logistics. All or a portion of the expenses associated with such expansion will be incurred prior to the generation of any associated revenues. Consequently, if we are unable to efficiently manage this expansion, or if we do not succeed in achieving the expected increase in our sales, then the higher expenses associated with such expansion could have a material adverse effect on our business, operating results and financial condition.

We are dependent, to some extent, on our suppliers.

Certain components used in our products and solutions are presently available from, or supplied by, only one source, and certain other components are available only from limited sources. Although we do not have long-term supply contracts with some of our existing suppliers, we have generally been able to obtain supplies of components in a timely manner under acceptable terms while working to establish alternative suppliers for all products. However, there can be no assurance that delays in key component or product deliveries will not occur in the future due to shortages resulting from the limited number of suppliers, the financial condition or other difficulties of such suppliers. Any inability to obtain sufficient key components or to develop alternative sources for such components, if and as required in the future, could result in delays, interruptions or reductions in product shipments, which could have a material adverse effect on our customer relationships and, in turn, on our business and results of operations.

Our success depends on our ability to attract, train and retain highly qualified R&D, technical, sales and management personnel.

Our future performance, including the successful implementation of our Strategic Plan, depends in large part on the continued service of our key R&D, technical, sales and management personnel and our ability to attract skilled personnel in the future. There can be no assurance that we will be successful in attracting, training, assimilating or retaining, on a timely basis and at a reasonable cost, all the personnel that we may require, or that we will not encounter difficulties as we integrate new personnel into our operations. Our inability to integrate such personnel into our operations or to manage our growth effectively could have a material adverse effect on our business, financial condition and results of operations.

We are subject to risks relating to proprietary rights and risks of infringement.

We are dependent upon our proprietary technology and we rely upon a combination of patents, patent applications, contractual rights, trade secrets, copyrights, non-disclosure agreements and technical measures to establish and protect our proprietary rights in our products, systems and technologies. In addition, we enter into nondisclosure and confidentiality agreements with our employees and with certain suppliers and customers with access to sensitive information. There can be no assurance that the steps we have taken to protect our proprietary rights will be adequate to prevent misappropriation of our technology or independent development or sale by others of our technology or of products or solutions with features based upon, or otherwise similar to, our own. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States.  We cannot be certain that our means of protecting our proprietary rights in the United States or abroad will be adequate or that our competition will not independently develop similar technology.

In addition, although we believe that our technology has been independently developed and that none of our technology or intellectual property infringes on the rights of others, there can be no assurance that we do not and will not so infringe or that third parties will not assert infringement claims against us in the future, resulting in a material adverse impact on our business. In the case of infringement, we would, under certain circumstances, be required to modify our products or intellectual property or obtain a license to permit their continued use. There can be no assurance that we would be able to do either in a timely manner or upon acceptable terms and conditions, and any failure to do so could have a material adverse effect on our business, financial condition, and results of operations.

If future litigation were to become necessary to protect trade secrets, know-how or other proprietary rights owned by us, to defend ourselves against claimed infringement of the rights of others, or to determine the scope and validity of our proprietary rights or those of others, such litigation could result in substantial cost to us and diversion of our management's attention. Adverse determinations in any such litigation or proceeding also could subject us to significant liabilities to third parties and could prevent us from manufacturing, selling or using certain of our products, any of which could have a material adverse effect on us. There can be no assurance that we will have the resources to defend or prosecute a proprietary rights infringement action.

Our international sales may expose us to additional risks.

We currently market our products and solutions in numerous countries and are subject to many risks associated with international sales, including limitations and disruptions resulting from the imposition of government controls, local taxes, national standardization and certification requirements, export license requirements, economic or political instability, trade restrictions, changes in tariffs, currency fluctuations and difficulties in managing international operations. Any of these risks could have a material adverse effect on our ability to deliver our products, solutions and services on a competitive and timely basis, or to collect payments from customers in these countries and on our results of operations. For example, we are required to comply with European Union Directives with respect to environmental standards. There is no assurance that we will not encounter difficulties in connection with the sale of our products and solutions in the future or that one or more of these factors will not have a material adverse effect on our business, financial condition or results of operations.

We may be subject to warranty claims from our customers.

Our product warranties permit customers to return any products deemed to be defective for repair or replacement. It is our policy to grant a warranty for the hardware components of our products for periods ranging from 12 to 36 months. This policy does not apply to our cabling systems solutions, which, when installed by a certified cabling installer, are granted between 20-years to 25-years system warranties, depending on the relevant warranty. These warranty periods are customary in the structured cabling industry, but significantly longer than product warranties generally offered in other industries. We protect our exposure to potential material warranty claims through insurance coverage we believe to be appropriate. However, we cannot assure that such claims would not have a material adverse effect on our business, financial condition or results of operation.

Changes in exchange rates between currencies may negatively impact our costs.

Most of our revenues are denominated in U.S. dollars or dollar-linked. We collect a portion of our revenues in Europe in Euros. Most of our purchases of materials and components, and most of our marketing costs, are denominated in dollars or dollar-linked. However, a material portion of our expenses, including salaries and personnel expenses paid in Israel, are denominated in New Israeli Shekels, or NIS. As a result, we are exposed to several risks, including that either the NIS or the Euro may increase in value relative to the dollar. If either of such events occurs, the dollar cost of our operations in Israel or Europe will increase and our dollar-measured operating results will be adversely affected.

Changes in our senior management may cause uncertainty in, or be disruptive to, our business.

During recent years, we have experienced significant changes in our senior management. In February 2012, Mr. Vadim Leiderman was appointed our new Chief Executive Officer, replacing Mr. Eran Ayzik who served as our Chief Executive Officer since August 2010. In addition, Mr. Moti Hania was appointed our Deputy CEO and Mr. Erez Ben Eshay was appointed our Chief Technology Officer. The difficulties inherent in transitioning the Company under the leadership of new management, particularly a new Chief Executive Officer, and integrating new management personnel into our corporate culture, may be disruptive to our business, and, during the transition period, there may be uncertainty among investors, vendors, employees and others concerning our future direction and performance.

Risks Related to our Relationship with STINS COMAN

STINS COMAN beneficially owns 82% of our ordinary shares and may therefore be able to control the outcome of matters requiring shareholder approval.

As of August 8, 2012, STINS COMAN beneficially owned approximately 82% (excluding potential conversions of the Convertible Loan into ordinary shares) of our outstanding shares. Accordingly, STINS COMAN has, subject to special approvals required by Israeli law for transactions involving controlling shareholders, sufficient voting power to elect all of our directors (subject to the provisions of the Companies Law with regard to outside directors), control our management and approve or reject any merger or similar transaction. Mr. Sergey Anisimov, the Chairman of our board of directors, is the President of, and owns a majority interest in, STINS COMAN. This concentration of ownership of our ordinary shares could delay or prevent proxy contests, mergers, tender offers, open-market purchase programs or other purchases of our ordinary shares that might otherwise give our shareholders the opportunity to realize a premium over the then prevailing market price for our ordinary shares. It could also adversely affect our share price.  In addition, the market price of our ordinary shares may be adversely affected by events relating to STINS COMAN that are unrelated to us.

We may be affected by transactions with STINS COMAN.

We are engaged and may in the future engage in transactions with STINS COMAN or its affiliates. In particular, STINS COMAN has been our non-exclusive distributor in the Commonwealth of Independent States market, or CIS market, for our enterprise products since 1994 and for our carrier products since the end of 2008. We believe that such transactions are beneficial to us and are, or will be, conducted upon terms that are no less favorable to us than would be available to us from unaffiliated third parties. However, STINS COMAN could, subject to compliance with provisions of Israeli law concerning related-party transactions, exercise its influence over our affairs in its own interest.

Some members of our Board of Directors may have conflicts of interest with us.

Mr. Sergey Anisimov, the Chairman of our board of directors, and Mr. Boris Granovsky, a member of our Board of Directors, are executive officers and directors of STINS COMAN. In addition, Mr. Anisimov owns a majority interest in STINS COMAN and Mr. Granovsky owns a minority interest in STINS COMAN.  Accordingly, these individuals may occasionally have conflicts of interest with respect to business opportunities and similar matters that may arise in the ordinary course of RiT’s and STINS COMAN’s businesses.

Risks Related to Our Ordinary Shares

Our share price has fluctuated significantly over the years and could continue to be volatile.

Our ordinary shares have experienced significant market price and volume fluctuations in the past and may experience significant market price and volume fluctuations in the future. There can be no assurance that the volatility of our share price and trading volume will not continue. A substantial decrease in market price of our ordinary shares and low trading volumes could frustrate our efforts to raise funds through both debt and equity, discourage potential customers and partners from doing business with us, and could result in a material adverse effect on our business, financial condition and results of operations. Market fluctuations could also adversely affect the price of our ordinary shares.

We may not satisfy the NASDAQ Capital Market's requirements for continued listing.  If we cannot satisfy these requirements, NASDAQ could delist our ordinary shares.

Our ordinary shares are listed on the NASDAQ Capital Market, or NASDAQ, under the symbol RITT. To continue to be listed on NASDAQ, we are required to satisfy a number of conditions, including a minimum bid price of at least $1.00 per share, a market value of our publicly held shares, or MVPHS, of at least $1 million and shareholders' equity of at least $2.5 million.

In past years, we defaulted on several of these requirements and regained compliance only after we carried out several transactions, including a reverse stock split on August 24, 2009. Most recently, as of June 30, 2012, our shareholders' equity  was negative ($0.26 million)  but, due to the conversion of the Convertible Loan completed on July 17, 2012, our shareholders' equity increased again to over $2.5 million. Nevertheless, we cannot assure you that we will continue to be able to satisfy the minimum bid, MVPHS, shareholders' equity or other NASDAQ listing requirements in the future. If we are delisted from NASDAQ, trading in our ordinary shares may be conducted, if available, on the "OTC Bulletin Board Service" or, if available, via another market.  In the event of such delisting, an investor would likely find it significantly more difficult to dispose of, or to obtain accurate quotations as to the value of our ordinary shares, and our ability to raise future capital through the sale of our ordinary shares could be severely limited.

In addition, if our ordinary shares were delisted from NASDAQ, our ordinary shares could be considered a "penny stock" under the U.S. federal securities laws.  Additional regulatory requirements apply to trading by broker-dealers of penny stocks that could result in the loss of an effective trading market for our ordinary shares.

The sale of a substantial number of our ordinary shares in the public market, or the expectation thereof, could materially adversely affect the market price of our ordinary shares and our ability to raise capital through an offering of securities.

As of August 8, 2012, we had approximately 6.35 million ordinary shares issued and outstanding and approximately 0.48 million of additional ordinary shares which are issuable upon exercise of outstanding options and STINS COMAN, our controlling shareholder, may further exercise its right to convert the outstanding Convertible Loan into approximately 0.84 million ordinary shares. Sales of the ordinary shares previously issued in private placements or issuable upon exercise of options or conversion of the Convertible Loan, or even the prospect of such sales, could materially adversely affect the market price of our ordinary shares and our ability to raise capital through our offering of securities at acceptable prices. A substantial decrease in the market price of our ordinary shares could also discourage potential customers and partners from doing business with us, and could result in a material adverse effect on our business, financial condition, and results of operations.

We do not intend to pay dividends.

We have never declared or paid any cash dividends on our ordinary shares. We currently intend to retain any future earnings to finance operations and to expand our business and, therefore, do not expect to pay any cash dividends in the foreseeable future.

Risks Related to Operating In Israel

Security, political and economic instability in the Middle East may harm our business.

We are incorporated under the laws of the State of Israel, and our principal offices and R&D facilities are located in Israel. Accordingly, security, political and economic conditions in the Middle East in general, and in Israel in particular, directly affect our business.

Over the past several decades, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Since late 2000, there has also been a high level of violence between Israel and the Palestinians which has strained Israel’s relationship with its Arab citizens, Arab countries and, to some extent, with other countries around the world. Terrorist attacks and hostilities within Israel as well as tensions between Israel and Iran, have also heightened these risks.  In addition, since early 2011, riots and popular uprisings in various countries in the Middle East have led to severe political instability in those countries. This instability may lead to deterioration of the political and trade relationships that exist between the State of Israel and these countries.  In addition, this instability may affect the global economy and marketplace. Any armed conflicts or political instability in the region, including acts of terrorism or any other hostilities involving or threatening Israel, would likely negatively affect business conditions and could make it more difficult for us to conduct our operations in Israel, which could increase our costs and adversely affect our financial results.

Furthermore, some neighboring countries, as well as certain companies and organizations, continue to participate in a boycott of Israeli firms and others doing business with Israel or with Israeli companies. Restrictive laws, policies or practices directed towards Israel or Israeli businesses could have an adverse impact on the expansion of our business. In addition, we could be adversely affected by the interruption or curtailment of trade between Israel and its trading partners, a significant increase in the rate of inflation, or a significant downturn in the economic or financial condition of Israel.

Our operating results may be negatively affected by the obligation of some of our key personnel to perform military service.

Some of our executive officers and employees in Israel are obligated to perform military reserve duty annually. In addition, they may also be further subject to being called to active duty at any time under emergency circumstances and could be required to serve in the military for extended periods of time.  This could disrupt our operations and harm our business.

Reduction or termination of our tax and other benefits from government programs could have a material adverse effect on our business, financial condition and operating results.

We are entitled to receive certain tax benefits under Israeli law for investment programs in our production facilities that are designated as "Approved Enterprises". To maintain our eligibility for these tax benefits, we must continue to meet several conditions. If we fail to comply with these conditions in the future, the tax benefits received could be cancelled. The termination or reduction of the tax benefits for these or other reasons could have a material adverse effect on our business, financial condition, and operating results. To date, we have not utilized such benefits. For more information about Approved Enterprises, see "Item 10.E. – Israeli Tax Considerations – Law for the Encouragement of Capital Investments, 1959" of our annual report on Form 20-F for the year ended December 31, 2011 and Note 7(B) to the Consolidated Financial Statements included in our annual report on Form 20-F for the year ended December 31, 2011.

Because we have received grants from the Office of the Chief Scientist, we are subject to on-going restrictions.

We have received grants from the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade and Labor, known as the Chief Scientist, for R&D programs and intend to apply for further grants in the future. In order to maintain our eligibility for these grants, we must meet specified conditions, including the payment of royalties with respect to grants received. If we fail to comply with these conditions in the future, sanctions (such as the cancellation of grants) might be imposed on us, and we could be required to refund any payments previously received under these programs.  Any products developed with funds provided by these grants are required to be manufactured in Israel, unless we obtain prior approval from a governmental committee and we pay increased royalties. In addition, the terms of the Chief Scientist’s grants limit our ability to transfer know-how developed under an approved R&D program outside of Israel. The Government of Israel has reduced the grants available under the Chief Scientist's program in recent years, and this program may be discontinued or curtailed in the future.  If we do not receive these grants in the future, we will be required to allocate other funds to product development at the expense of other operational costs. For more information about grants from the Chief Scientist, see "Item 5.C. – Research and Development, Patents and Licenses" of our annual report on Form 20-F for the year ended December 31, 2011.

It may be difficult to enforce a U.S. judgment against us, our officers and directors and our auditors, or to assert U.S. securities law claims in Israel.

We are incorporated under the laws of the State of Israel. Service of process upon us, our directors and officers, substantially all of whom reside outside the United States, may be difficult to obtain within the United States.  Furthermore, because the majority of our assets and investments, and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of them may not be collectible within the United States.

We have been informed by our legal counsel in Israel, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities law because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing these matters.

Subject to specified time limitations and legal procedures, under the rules of private international law currently prevailing in Israel, Israeli courts may enforce a U.S. final judgment in a civil matter, including judgments based upon the civil liability provisions of the U.S. securities laws and including a monetary or compensatory judgment in a non-civil matter, provided that:

•	the judgment is enforceable in the state in which it was given;

•	adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;

•	the judgment and its enforcement are not contrary to the law, public policy, security or sovereignty of the State of Israel;

•	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and

•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the U.S. court.

Provisions of Israeli law may delay, prevent or make difficult a change of control and therefore depress the price of our stock.

Provisions of Israeli corporate and tax law may have the effect of delaying, preventing or making an acquisition of our company more difficult. For example, under the Companies Law, upon the request of a creditor of either party to a proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger the surviving company will be unable to satisfy the obligations of any of the parties to the merger. These provisions could cause our ordinary shares to trade at prices below the price for which third parties might be willing to pay to gain control of us.  Third parties who are otherwise willing to pay a premium over prevailing market prices to gain control of us may be unable or unwilling to do so because of these provisions of Israeli law. See “Description of Ordinary Shares —Anti-Takeover Provisions; Mergers and Acquisitions” below.

OFFER STATISTICS AND EXPECTED TIMETABLE

We may sell from time to time pursuant to this prospectus (as may be detailed in prospectus supplements) an indeterminate number of securities as shall have a maximum aggregate offering price of $10,000,000.  The actual per share price of the securities that we will offer pursuant hereto will depend on a number of factors that may be relevant as of the time of offer (see "Plan of Distribution" below).

RATIO OF EARNINGS TO FIXED CHARGES

The Company is not registering debt or preference equity securities.  Therefore, the ratio of earnings to fixed charges is not being presented.

PRICE RANGE OF ORDINARY SHARES

Our ordinary shares are listed on the NASDAQ Capital Market under the symbol "RITT."

The annual high and low sale prices for our ordinary shares for the five most recent full fiscal years are:

Year Ended December 31,	High ($)	Low ($)

2011	12.94	2.55
2010	13.45	1.10
2009*	3.50	.25
2008*	.94	.30
2007*	1.84	.33

* Reflects adjustments for one-for-eight reverse split effected on August 24, 2009.

The quarterly high and low sale prices for our ordinary shares for the two most recent full fiscal years and any subsequent period are:

Financial Quarter	High ($)	Low ($)
2012
Q1	4.07	3.00
Q2	3.95	2.37
2011
Q1	8.34	4.27
Q2	12.94	2.55
Q3	9.30	2.90
Q4	5.90	2.59

2010
Q1	2.73	1.73
Q2	2.50	1.76
Q3	2.47	1.10
Q4	13.45	1.30

The monthly high and low sale prices for our ordinary shares during the past six months were:

Month	High ($)	Low ($)

August 2012 (through August 24)	3.66	2.75
July 2012	5.00	2.77
June 2012	3.40	2.55
May 2012	3.55	2.28
April 2012	4.39	3.25
March 2012	3.72	3.10
February 2012	4.23	3.33

The closing price of our ordinary shares on NASDAQ on August 24, 2012, was $3.66 per share.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization as of June 30, 2012.  The information in this table should be read in conjunction with and is qualified by reference to our consolidated financial statements as of and for the year ended December 31, 2011 and the notes thereto, and our unaudited financial statements for the quarter ended June 30, 2012, included in our current report on Form 6-K furnished on August 6, 2012, and other financial information incorporated by reference into this prospectus.

June 30, 2012
(in thousands of dollars)
Current Liabilities	4,687
Other Liabilities *	7,105
Total Shareholders' Equity **	(262)
Total Capitalization	11,530

*	As of June 30, 2012, the controlling shareholder's outstanding convertible loan was approximately $5.8 million.
**
Due to the conversion of the Convertible Loan completed on July 17, 2012 (see our current report on Form 6-K furnished on July 3, 2012), our shareholders' equity increased, and our Other Liabilities decreased, by approximately $4.2 million.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our ordinary shares and we do not anticipate paying any cash dividends on our ordinary shares in the future. We currently intend to retain all future earnings to finance our operations and to expand our business. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial condition and future prospects and other factors the board of directors may deem relevant.

Dividends on our ordinary shares may be paid only out of profits, as defined in the Companies Law, as of the end of the most recent fiscal year or as accrued over a period of two years, whichever is higher. Our board of directors is authorized to declare dividends, provided that there is not reasonable concern that the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due. Notwithstanding the foregoing, dividends may be paid with the approval of a court, provided that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due. Profits, for purposes of the Companies Law, means the greater of retained earnings or earnings accumulated during the preceding two years, after deduction of previous distributions that were not already deducted from the surpluses, as evidenced by financial statements prepared no more than six months prior to the date of distribution. In general, our board of directors is entitled to invest or utilize the unclaimed amount of dividend in any manner to our benefit until it is claimed and, if after seven years since a dividend has been declared, it is still unclaimed, it is forfeited.  We are not obligated to pay interest on an unclaimed dividend.

REASONS FOR THE OFFER AND USE OF PROCEEDS

Our management will have broad discretion over the use of the net proceeds from the sale of our securities pursuant to this prospectus.  Unless we state otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities in connection with our Strategic Plan, including marketing expenses, research and development expenses, general and administrative expenses and for working capital and other general corporate purposes, including investments and acquisitions. We may invest funds that we do not immediately require in marketable securities.

DESCRIPTION OF ORDINARY SHARES

Our share capital is divided into two classes of shares: (i) 10,000,000 ordinary shares, NIS 0.8 par value per share, which entitle their holders to notice of and to participate in and to vote one vote per ordinary share at shareholder meetings, the right to receive dividends upon the declaration of dividends by the board of directors and the right to participate in the distribution of our assets upon liquidation; and (ii) 20,230 deferred shares, NIS 0.1 par value per share, which entitle their holders no rights other than the right to their par value upon our liquidation.

Our shares are not redeemable and do not entitle their holders to preemptive rights.

Under our Articles and the Israeli Companies Law, the liability of our shareholders is limited to the unpaid amount of the par value of the shares held by them.

As of August 8, 2012, we had outstanding (i) 6,355,236 ordinary shares, (ii) employee stock options to purchase an aggregate of 481,208 ordinary shares at a weighted average exercise price of approximately $5.75 per share, with the latest expiration date of these options being June 26, 2018 (of which, options to purchase 251,869 of our ordinary shares were exercisable as of August 8, 2012), and (iii) outstanding Convertible Loan in the aggregate amount of approximately $2.6 million, which is currently convertible into 843,016 of our ordinary shares. Such number excludes 2,125 treasury shares held by us or for our benefit, which do not have any voting or economic rights.

From January 1, 2010 through August 8, 2012, we issued a total of 3,750,808 ordinary shares, of which (i) 3,671,394 shares were issued in connection with the conversion of outstanding principal amounts under the Convertible Loan, in an aggregate amount of $12.7 million, and (ii) 79,414 shares were issued upon the exercise of options granted under our share option plans.

Set out below is a description of certain provisions of our Amended Memorandum of Association ("Memorandum of Association") and Amended and Restated Articles of Association ("Articles of Association" or the "Articles"), and of the Israeli Companies Law related to such provisions. This description is only a summary and does not purport to be complete and is qualified by reference to the full text of the Memorandum and Articles, which are filed as exhibits hereto and are incorporated herein by reference, and to Israeli law.

Purposes and Objects of the Company

We are a public company registered under the Companies Law as RiT Technologies Ltd., registration number 520043357.

Pursuant to Section 2 of our Memorandum of Association, the principal object for which we are established is to manufacture, market, sell, import, export, acquire, rent to, lease to, rent from, lease from and engage in any manner whatsoever in computer equipment.

Approval of Specified Related Party Transactions under Israeli Law

Fiduciary Duties of Office Holders

The Companies Law imposes a duty of care and a duty of loyalty on all office holders (as defined under the Companies Law) of a company.

The duty of care requires an office holder to act with the level of care with which a reasonable office holder in the same position would have acted under the same circumstances. The duty of care of an office holder includes a duty to use reasonable means to obtain:

•	information on the advisability of a given action brought for his or her approval or performed by him or her by virtue of his or her position; and

•	all other important information pertaining to these actions.

The duty of loyalty of an office holder includes a duty to:

•	refrain from any conflict of interest between the performance of his or her duties in the company and the performance of his or her other duties or his or her personal affairs;

•	refrain from any activity that is competitive with the company;

•	refrain from exploiting any business opportunity of the company to receive a personal gain for himself or herself or others; and

•	disclose to the company any information or documents relating to a company's affairs which the office holder has received due to his or her position as an office holder.

Under the Companies Law, directors and officers’ compensation arrangements in public companies, such as ours, generally require the approvals of the audit committee, the Board of Directors and, in the case of directors, the shareholders as well, in that order.

Disclosure of Personal Interests of an Office Holder

The Companies Law requires that an office holder of a company disclose to the company any personal interest that he or she may have and all related material information known to him or her, in connection with any existing or proposed transaction by the company. The disclosure is required to be made promptly and in any event no later than the board of directors meeting in which the transaction is first discussed.

A personal interest of an office holder includes an interest of a company in which the office holder is, directly or indirectly, a 5% or greater shareholder, director or general manager or in which the office holder has the right to appoint at least one director or the general manager. In the case of an extraordinary transaction, the office holder's duty to disclose applies also to a personal interest of the office holder’s relative, which term is defined in the Companies Law to include the person's spouse, siblings, parents, grandparents, descendants, spouse's descendants and the spouses of any of the foregoing.

Under the Companies Law, an extraordinary transaction is a transaction:

•	other than in the ordinary course of business;

•	otherwise than on market terms; or

•	that is likely to have a material impact on the company's profitability, assets or liabilities.

Under the Companies Law, once an office holder complies with the above disclosure requirement, the board of directors may approve the transaction, unless the articles of association provide otherwise. Nevertheless, a transaction that is adverse to the company’s interest may not be approved.

If the transaction is an extraordinary transaction, approval of both the audit committee and the board of directors is required. Under specific circumstances, shareholder approval may also be required.

A director who has a personal interest in a matter which is considered at a meeting of the board of directors or the audit committee generally may not be present at this meeting or vote on this matter, unless a majority of members of the board of directors or the audit committee, as the case may be, has a personal interest in the matter. If a majority of the members of the board of directors has a personal interest, shareholder approval is generally also required.

Duties of Shareholders

Under the Companies Law, the disclosure requirements, which apply to an office holder, also apply to a controlling shareholder of a public company. A controlling shareholder is a shareholder who has the ability to direct the activities of a company, including a shareholder that holds 25% or more of the voting rights if no other shareholder owns more than 50% of the voting rights in the company, but excluding a shareholder whose power derives solely from his or her position as a director of the company or any other position with the company.

Extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest, and the engagement of a controlling shareholder as an office holder or employee, generally require the approval of the audit committee, the board of directors and the shareholders of the company, in that order. The shareholder approval must be by majority vote, provided that either:

•
at least a majority of the shares of shareholders who have no personal interest in the transaction and are present and voting, in person, by proxy or by written ballot, at the meeting, vote in favor; or

•	the shareholders who have no personal interest in the transaction who vote against the transaction do not represent more than two percent of the voting rights in the company.

In addition, any such extraordinary transaction whose term is longer than three years may require further shareholder approval every three years, unless, where permissible under the Israeli Companies Law, the audit committee approves that a longer term is reasonable under the circumstances.

It should be noted that under regulations promulgated under the Companies Law, the Israeli Companies Regulations (Relief for Interested Party Transactions), 2000 (the “Relief Regulations”), the aforesaid shareholder approval of extraordinary transactions is not required in certain instances, including without limitation, where the audit committee and board of directors determine that the transaction is solely to the benefit of the company, and in any case provided that a shareholder(s) holding at least 1% of the company’s outstanding shares or voting power may demand such shareholder approval by sending a written notice within 14 days following announcement of the transaction’s approval relying on the Relief Regulations.

In addition, under the Companies Law, each shareholder has a duty to act in good faith in exercising his rights and fulfilling his obligations toward the company and other shareholders and to refrain from abusing its power in the company, such as in shareholder votes. In addition, specified shareholders have a duty of fairness toward the company. These shareholders include any controlling shareholder, any shareholder who knows that it possesses the power to determine the outcome of a shareholder vote and any shareholder who, pursuant to the provisions of the articles of association, has the power to appoint or to prevent the appointment of an office holder or any other power toward the company.

The Powers of the Directors

Under our Articles, in general, the oversight of the management and policies of our business is vested in the board of directors, which may exercise all such powers, including the power to borrow or secure the payment of any sum of money for our purposes, and may secure or provide for repayment of such sum, in such manner as it thinks fit.

There is no requirement under our Articles or Israeli law for directors to retire on attaining a specific age. Our Articles do not require directors to hold our ordinary shares to qualify for election.

Dividends

Dividends on our ordinary shares may be paid only out of profits, as defined in the Companies Law, as of the end of the most recent fiscal year or as accrued over a period of two years, whichever is higher. Our board of directors is authorized to declare dividends, provided that there is not reasonable concern that the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due. Notwithstanding the foregoing, dividends may be paid with the approval of a court, provided that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due. Profits, for purposes of the Israeli Companies Law, means the greater of retained earnings or earnings accumulated during the preceding two years, after deduction of previous distributions that were not already deducted from the surpluses, as evidenced by financial statements prepared no more than six months prior to the date of distribution.

In general, our board of directors is entitled to invest or utilize the unclaimed amount of dividend in any manner to our benefit until it is claimed and, if after seven years since a dividend has been declared, it is still unclaimed, it is forfeited.  We are not obligated to pay interest on an unclaimed dividend.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our outstanding shares in proportion to the nominal value of their holdings.  This right may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Modification of Class Rights Attached to Shares

The rights attached to any class may be modified or abrogated by a simple majority of the voting power represented at a shareholder meeting, in person or by proxy, and voting thereon, subject to the approval of a majority of the shares of such class present and voting at a separate class meeting. Notwithstanding the foregoing, changes to the rights of our deferred shares, the creation of a new class of shares and an increase of authorized share capital, are subject to the approval of the shareholders by the holders of at least 75% of the votes of shareholders present by person or by proxy and voting in the shareholders meeting.

Shareholder Meetings

An annual shareholder meeting is required to be held once every calendar year, within a period not to exceed 15 months after the last preceding annual meeting. The Board of Directors, whenever it thinks fit, may convene an extraordinary shareholder meeting and, pursuant to the Companies Law, must convene a meeting upon the demand of two directors or one quarter of the directors in office or upon the demand of the holder or holders of at least 5% of our outstanding ordinary shares and 1% of the voting rights, or one or more shareholders holding in the aggregate at least 5% of the voting rights in the company.

Under our Articles, we are required to give prior notice of a shareholder meeting as required by law or applicable stock exchange rules, but in any event not less than seven (7) days. Under the Companies Law, shareholder meetings generally require prior notice of not less than 21 days or, with respect to certain matters, such as election of directors and affiliated party transactions, prior notice of not less than 35 days.

Two or more shareholders, present in person or by proxy and holding at least 35% of our outstanding voting power constitute a quorum. If there is no quorum within an hour of the time set, the meeting is postponed until the following week, or any other time that the chairman of the board of directors and the shareholders present agree to. At the postponed meeting, any two shareholders will constitute a quorum.

Unless otherwise required by the Companies Law, resolutions at shareholder meetings are deemed adopted if approved by the holders of a majority of the voting power represented at the meeting in person or by proxy and voting thereon.

Limitations on the Rights to own Shares

Neither our Memorandum of Association or our Articles of Association nor the laws of the State of Israel restrict in any way the ownership or voting of ordinary shares by non-residents of Israel, except with regard to subjects of countries which are in a state of war with Israel who may not be recognized as owners of ordinary shares.

Changes to our Capital

Changes to our capital are subject to the approval of our shareholders by a simple majority.

Anti-Takeover Provisions; Mergers and Acquisitions

There are no specific provisions of our Memorandum or Articles that would have an effect of delaying, deferring or preventing a change in control of us or that would operate only with respect to a merger, acquisition or corporate restructuring involving us. However, certain provisions of the Companies Law may have such effect.

The Companies Law includes provisions that allow a merger transaction and requires that each company that is a party to a merger have the transaction approved by its board of directors and a vote of the majority of its shares. For purposes of the shareholder vote of each party, unless a court rules otherwise, the merger will not be deemed approved if shares representing a majority of the voting power present at the shareholders meeting and which are not held by the other party to the merger, or by any person who holds 25% or more of the voting power or the right to appoint 25% or more of the directors of the other party, vote against the merger. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger the surviving company will be unable to satisfy the obligations of any of the parties to the merger. In addition, a merger may not be completed unless at least (i) 50 days have passed from the time that the requisite proposals for approval of the merger have been filed with the Israeli Registrar of Companies by each merging company and (ii) 30 days have passed since the merger was approved by the shareholders of each merging company.

The Companies Law also provides that an acquisition of shares in a public company must be made by means of a "special tender offer" if as a result of the acquisition the purchaser would become a 25% or greater shareholder of the company and there is no existing 25% or greater shareholder of the company. An acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a 45% or greater shareholder of the company, unless there is already a 45% or greater shareholder of the company. These requirements do not apply if, in general, the acquisition (1) was made in a private placement that received shareholder approval, (2) was from a 25% or greater shareholder of the company which resulted in the acquirer becoming a 25% or greater shareholder of the company, or (3) was from a 45% or greater shareholder of the company which resulted in the acquirer becoming a 45% or greater shareholder of the company. The tender offer must be extended to all shareholders, but the offeror is not required to purchase more than 5% of the company's outstanding shares, regardless of how many shares are tendered by shareholders.

If, as a result of an acquisition of shares, the acquirer will hold more than 90% of a company's outstanding shares, the acquisition must be made by means of a "full tender offer" for all of the outstanding shares. In general, if less than 5% of the outstanding shares are not tendered in the tender offer and more than half of the offerees who have no personal interest in the offer tendered their shares, all the shares that the acquirer offered to purchase will be transferred to it. Shareholders may request appraisal rights in connection with a full tender offer for a period of six months following the consummation of the tender offer, but the acquirer is entitled to stipulate that tendering shareholders will forfeit such appraisal rights.

Finally, Israeli tax law treats some acquisitions, such as stock-for-stock acquisitions exchanges between an Israeli company and another company less favorably than does U.S. tax law. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his ordinary shares for shares in another corporation, to taxation prior to the sale of the shares received in such stock-for-stock swap.

Amendment of Articles of Association

Any amendment to our articles of association requires the approval of our shareholders by a simple majority.

Transfer Agent

Our transfer agent in the United States is American Stock Transfer and Trust Company, LLC whose address is 59 Maiden Lane New York, New York 10038.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase equity securities issued by the Company under this prospectus. Warrants may be issued independently or together with any other securities issued by the Company under this prospectus and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•	the securities purchasable upon exercise of such warrants;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	any material Israeli and U.S. federal income tax consequences;

•	the antidilution provisions of the warrants, if applicable; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

TAXATION

The material Israeli and U.S. federal income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the prospectus supplement offering those securities.

PLAN OF DISTRIBUTION

We may sell the ordinary shares, warrants or units, which are referred to collectively as the "securities," in any one or more of the following ways from time to time:

•	through agents to the public or to investors;

•	to one or more underwriters or dealers for resale to the public or to investors;

•	in "at the market offerings," within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, or an exchange or otherwise;

•	directly to investors, including our affiliates, in privately negotiated transactions; or

•	through a combination of these methods of sale.

The prospectus supplement with respect to any offering of our securities will set forth the terms of the offering, including:

•	the name or names and addresses of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any delayed delivery arrangements.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to sell the securities. If underwriters are utilized in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale.

Our securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to conditions precedent and that the underwriters with respect to a sale of securities will be obligated to purchase all of those securities if they purchase any of those securities.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those securities.

If a dealer is utilized in the sales of securities in respect of which this prospectus is delivered, we will sell those securities to the dealer as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Any reselling dealer may be deemed to be an underwriter, as the term is defined in the Securities Act of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

Offers to purchase securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and the sale of those securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of those securities. The terms of any sales of this type will be described in the related prospectus supplement.

Underwriters, dealers, agents and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payments and delivery on a future date. Institutions with which contracts of this type may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us. The obligations of any purchaser under any contract of this type will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of those contracts.

One or more firms, referred to as "remarketing firms," may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for us in the ordinary course of business.

Disclosure in the prospectus supplement of our use of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

In connection with the offering of securities, persons participating in the offering, such as any underwriters, may purchase and sell securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities, and syndicate short positions involve the sale by underwriters of a greater number of securities than they are required to purchase from any issuer in the offering. Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if the securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might prevail in the open market, and these activities, if commenced, may be discontinued at any time.

EXPERTS

       The consolidated financial statements of RiT Technologies Ltd as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, have been incorporated by reference herein in reliance upon the report of Somekh Chaikin,  a member of KPMG International, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities offered hereby under Israeli law has been passed upon for us by and other legal matters under Israeli law relating to any offering will be passed upon for us by Goldfarb Seligman & Co., Tel-Aviv, Israel.  Some legal matters under United States law relating to any offering will be passed upon for us by McDermott Will & Emery LLP, New York, New York. If the securities are distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus.

Our ordinary shares are listed on the NASDAQ Capital Market, and we are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file with the SEC reports, including annual reports on Form 20-F by April 30 each year. In addition, we file interim financial information on Form 6-K on a quarterly basis. We also furnish to the SEC under cover of Form 6-K certain other material information. You may inspect without charge and copy at prescribed rates such material at the public reference facilities maintained by the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of such material from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  The SEC maintains an Internet site at http://www.sec.gov that contains reports and other material that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system.

Further information about our company is available on our website at www.rittech.com. The information available on our website is not a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are allowed to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference in this prospectus the documents listed below, and any future Annual Reports on Form 20-F or Reports on Form 6-K (to that extent that such Form 6-K indicates that it is intended to be incorporated by reference herein) filed with the SEC pursuant to the Exchange Act prior to the termination of the offering.  The documents we incorporate by reference are:

(1)	Our annual report on Form 20-F for the year ended December 31, 2011, filed with the SEC on May 11, 2012;

(2)	Our current report on Form 6-K filed with the Securities and Exchange Commission on July 3, 2012;

(3)	Our current report on Form 6-K filed with the Securities and Exchange Commission on July 23, 2012;

(4)	Our current report on Form 6-K filed with the Securities and Exchange Commission on August 6, 2012; and

(5)	Our current report on Form 6-K filed with the Securities and Exchange Commission on August 14, 2012.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address:

RiT Technologies Ltd.
24 Raoul Wallenberg Street
Tel Aviv, Israel
Tel: +972-77-270-7210
Fax: +972-77-270-7211
Attention: Investor Relations

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not, and any arranger or agent is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date, that is indicated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated in Israel.  Substantially all of our executive officers and directors and our Israeli auditors are nonresidents of the United States, and a substantial portion of our assets and the assets of these persons are located outside the United States.  Therefore, it may be difficult to enforce a judgment obtained in the United States against us or any such persons.

Additionally, there is doubt as to the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel.  In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing these matters.  Subject to specified time limitations, an Israeli court may declare a foreign civil judgment enforceable if it finds that:

•	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

•	the judgment is no longer appealable;

•
the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

•	the judgment is executory in the state in which it was given.

Even if the above conditions are satisfied, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel.  An Israeli court also will not declare a foreign judgment enforceable if:

•	the judgment was obtained by fraud;

•	there was no due process;

•	the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel;

•	the judgment is at variance with another judgment that was given in the same matter between the same parties and which is still valid; or

•	at the time the action was brought in the foreign court a suit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in NIS, which can then be converted into non-Israeli currency and transferred out of Israel.  The usual practice in an action to recover an amount in non-Israeli currency is for the Israeli court to render judgment for the equivalent amount in NIS at the rate of exchange on the date of payment, but the judgment debtor also may make payment in non-Israeli currency.  Pending collection, the amount of the judgment stated in NIS ordinarily will be linked to the Israel consumer price index plus interest at the annual rate (set by Israeli law) prevailing at that time.  Judgment creditors bear the risk of unfavorable exchange rates.

Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXPENSES

The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except SEC registration fee.

Securities and Exchange Commission registration fee	$1,146
Legal fees and expenses	$25,000
Accounting fees and expenses	$10,000
Printing expenses	$1,000

Total	$37,146

The expenses listed above do not include expenses of preparing prospectus supplements and other expenses relating to offerings of particular securities.

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$5,000,000
of Ordinary Shares

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PROSPECTUS SUPPLEMENT
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May 21, 2013

Maxim Group LLC

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